UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEXMARK INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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LEXMARK INTERNATIONAL, INC.
One Lexmark Centre Drive
Lexington, Kentucky 40550

March 12, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Lexmark International, Inc., which will be held on Thursday, April 22, 2010, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.

The attached Notice of Meeting and Proxy Statement describe the matters to be acted upon at the meeting. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your shares.

I look forward to seeing you on April 22nd.

Sincerely,

Paul J. Curlander
Chairman and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1
COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION COMPONENTS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
TERMINATION AND CHANGE IN CONTROL PAYMENTS
DIRECTOR COMPENSATION
2009 DIRECTOR COMPENSATION
SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE FINANCE AND AUDIT COMMITTEE
PROPOSAL 2
PROPOSAL 3
SUBMISSION OF STOCKHOLDER PROPOSALS
PROXY SOLICITATION
ATTENDANCE AT ANNUAL MEETING
OTHER MATTERS

LEXMARK INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON THURSDAY, APRIL 22, 2010

March 12, 2010

To the Stockholders:

The Annual Meeting of Stockholders of Lexmark International, Inc. (the “Company”) will be held on Thursday, April 22, 2010, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511, for the following purposes:

1. To elect three Directors for terms expiring in 2013;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “Independent Auditors”) for the Company’s fiscal year ending December 31, 2010;

3. To approve an advisory vote on executive compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Consistent with last year, we are taking advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Material (“Notice”). The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials, including this Proxy Statement, our 2009 Annual Report and a form of proxy card, at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our Annual Meeting.

Only stockholders of record at the close of business on Friday, February 26, 2010 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550 for a period of ten days prior to the meeting. Please vote before the Annual Meeting in one of the following ways:

1. By Internet — You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

2. By Telephone — You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

3. By Mail — If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

By Order of the Board of Directors

Robert J. Patton
Secretary

PLEASE VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on April 22, 2010:

The Proxy Statement and 2009 Annual Report are
available at http://investor.lexmark.com.

LEXMARK INTERNATIONAL, INC.
One Lexmark Centre Drive
Lexington, Kentucky 40550

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lexmark International, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company on Thursday, April 22, 2010, to be held at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511. We are mailing our stockholders entitled to vote at the Annual Meeting the Notice or, for stockholders who have already requested printed materials, this Proxy Statement, our 2009 Annual Report and a form of proxy, beginning on or about March 12, 2010.

Only stockholders of record at the close of business on Friday, February 26, 2010 will be entitled to vote at the meeting. As of such date, there were 78,453,936 shares (excluding shares held in treasury) of the Company’s Class A Common Stock, par value $.01 per share (the ‘‘Common Stock”), issued and outstanding. Each share of Common Stock entitles the holder to one vote.

Voting of Proxies

Giving a proxy means that you authorize the persons named on the proxy card to vote your shares at the 2010 Annual Meeting of Stockholders in the manner directed. You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold our stock in your own name):

•	By Internet — You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

We request that stockholders vote as soon as possible. When the proxy is properly returned, the shares of stock represented by the proxy will be voted at the 2010 Annual Meeting in accordance with the instructions contained in the proxy. Any signed proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors.

Revocability of Proxies and Changes to a Stockholder’s Vote

A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Annual Meeting. You can revoke your proxy or change your vote in one of four ways:

•	by sending a signed notice of revocation to the Secretary of the Company to revoke your proxy;

•	by sending to the Secretary of the Company a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

•	by logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling 1-800-690-6903, and in each case following the instructions to revoke or change your vote; or

•	by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given, or by revoking your proxy in person, but attendance alone will not revoke any proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than the beginning of the 2010 Annual Meeting. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to that matter. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

Voting by Our Employees Participating in the Lexmark Savings Plan

If you are an employee or former employee of Lexmark who has a right to vote shares acquired through your participation in the Lexmark Savings Plan, a tax-qualified 401(k) plan, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. The trustee will vote those shares as you instruct. You will receive voting information that covers any shares held in your account, as well as any other shares registered in your name. To allow sufficient time for the trustee to vote, your voting instructions must be received by the trustee by April 19, 2010.

Votes Required

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and the inspector will determine whether a quorum is present. Votes may be cast “for” or “against” each respective nominee for Director or you may abstain from voting for one or more nominees for Director. The Directors to be elected at the meeting will be elected by a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote is required to approve the Company’s proposals other than the election of directors.

Abstentions may be specified on all proposals submitted to a stockholder vote, including the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum for the meeting. Abstentions will have no effect on the election of Directors because abstentions are not considered a vote cast. Abstentions on proposals other than the election of Directors will have the effect of a vote against such proposals.

A broker non-vote occurs under the rules of the New York Stock Exchange when a broker is not permitted to vote on certain non-routine matters without instructions from the beneficial owner of the shares and no instruction is given. Broker non-votes are counted as present for purposes of determining the existence of a quorum. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

Rules of the U.S. Securities and Exchange Commission allow us to deliver multiple Notices in a single envelope or a single copy of an Annual Report and Proxy Statement to any household where two or more stockholders reside if we believe the stockholders are members of the same family. This rule benefits stockholders by reducing the volume of duplicate information they receive at their households. It also benefits us by reducing our printing and mailing costs.

We are mailing Notices in a single envelope, or a single set of proxy materials, as applicable, to each household this year unless the stockholders in these households provided instructions to the contrary in response to a notice previously mailed to them. However, for stockholders who previously requested a printed set of the proxy materials, we are mailing each stockholder in a single household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this or future Annual Meetings and you are a registered holder, you may request a duplicate set at no cost to you by writing to Lexmark International, Inc., Attention: Investor Relations, One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550 or by calling (859) 232-5568, and we will promptly furnish such materials. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by following the instructions on your voting instruction form or by contacting your broker.

If you hold some shares as a registered holder or through the Lexmark Savings Plan, and other shares in the name of a broker or other nominee, we must send you proxy materials for each account. To avoid receiving duplicate sets of proxy materials, you may consolidate accounts or consent to electronic delivery as described in the following section.

Electronic Delivery of the Proxy Materials

We are able to distribute the Annual Report and Proxy Statement to stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future Annual Reports and Proxy Statements on the Internet instead of receiving them by mail.

Alternatively, you may elect to receive all future Annual Reports and Proxy Statements by mail instead of viewing them via the Internet. To make an election, please log on to www.proxyvote.com and enter your control number.

PROPOSAL 1

ELECTION OF DIRECTORS

Action will be taken at the 2010 Annual Meeting to elect three Class I Directors to serve until the 2013 Annual Meeting of Stockholders. The nominees, as well as the Class II and Class III Directors who are continuing to serve, are listed below together with certain information about each of them. The nominees for election at the 2010 Annual Meeting of Stockholders are Dr. Paul J. Curlander, Kathi P. Seifert and Jean-Paul L. Montupet. Dr. Curlander, Ms. Seifert and Mr. Montupet were elected by the stockholders in April 2007 to serve as Class I Directors with terms expiring at the 2010 Annual Meeting of Stockholders. Mr. James F. Hardymon, who was elected by stockholders in April 2007 to serve as a Class I Director, has announced his intention to retire and not stand for reelection at the end of his current three-year term, which ends as of the date of the 2010 Annual Meeting of Stockholders. Mr. Marvin L. Mann, who was elected by stockholders in April 2008 to serve as a Class II Director, also has announced his intention to retire, effective as of the date of the 2010 Annual Meeting of Stockholders. The Board of Directors expresses its gratitude to Messrs. Hardymon and Mann for their many years of dedicated service and counsel to the Company.

Directors are elected by a majority of the votes cast by the shares entitled to vote if a quorum is present at the Annual Meeting. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a majority exists with respect to a given nominee.

Class I (Term Ending 2013)

Dr. Paul J. Curlander, age 57, has been a Director of the Company since February 1997. Since April 1999, Dr. Curlander has been Chairman and Chief Executive Officer of the Company. From May 1998 to April 1999, Dr. Curlander served as President and Chief Executive Officer, from February 1997 to May 1998, he served as President and Chief Operating Officer, and from January 1995 to February 1997, he served as Executive Vice President, Operations of the Company. In 1993, Dr. Curlander became a Vice President of the Company, and from 1991 to 1993 he was General Manager of the Company’s printer business. Dr. Curlander also served as a director of Trane, Inc. from 2004 to 2008.

In nominating Dr. Curlander to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Dr. Curlander to serve as a Director: more than 30 years of executive management experience, including more than 11 years as chief executive officer of a publicly-traded company on the New York Stock Exchange; more than 30 years of experience as an engineer in the computer peripherals industry; strong educational background with a master’s degree and a doctorate in electrical engineering from the Massachusetts Institute of Technology; financial expertise acquired as a chief executive officer; and broad experience gained as a director of two publicly-traded companies.

Ms. Kathi P. Seifert, age 60, has been a Director of the Company since April 2006. In June 2004, Ms. Seifert retired as Executive Vice President of Kimberly-Clark Corporation, leading the company’s personal care businesses and sales organization. Previously, Ms. Seifert worked in various marketing positions at The Procter & Gamble Company, Beatrice Foods and Fort Howard Paper Company. Ms. Seifert has also served as a director of the following companies during the past five years: Appleton Papers, Inc. since 2004, Eli Lilly & Company since 1995, Revlon, Inc. since 2006, and Supervalu Inc. since 2006.

In nominating Ms. Seifert to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Ms. Seifert to serve as a Director: significant executive management experience gained as an executive vice president of a Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience acquired while in charge of Kimberly-Clark Corporation’s global personal care business; more than 30 years of sales and marketing experience; strong educational background with a degree in business administration from Valparaiso University; financial expertise acquired as an executive vice president and serving on the audit committees of four publicly-traded companies; and significant experience gained as a director of multiple publicly-traded companies.

Mr. Jean-Paul L. Montupet, age 62, has been a Director of the Company since October 2006. Mr. Montupet is Executive Vice President of Emerson Electric Co. where he has been responsible for the company’s industrial automation business since 2000 and served as President of Emerson Europe since 2002. Mr. Montupet joined Emerson Electric Co. and was named Executive Vice President of its industrial motors and drives business with its acquisition in 1990 of Moteurs Leroy Somer SA, where he had been Chairman and Director of North American Operations. Mr. Montupet has also served as a director of PartnerRe Ltd. since 2002.

In nominating Mr. Montupet to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Montupet to serve as a Director: more than 20 years of executive management experience, including his current position as an executive vice president and president of a $4 billion business division of a Fortune 500 company that is publicly-traded company on the New York Stock Exchange; strong international experience gained as the president of the European division of Emerson Electric Co., a diversified global manufacturing and technology company with more than 250 manufacturing locations worldwide and approximately 129,000 employees, and additional international experience acquired working in Europe, North America and Asia; financial expertise acquired as a president and as a chief financial officer and serving on the audit committees of two publicly-traded companies; strong educational background with an advanced business degree from HEC Paris, one of the top business schools in Europe; and additional experience gained as a director of another company publicly-traded on the New York Stock Exchange and the Paris Stock Exchange.

The following information regarding Class II and Class III Directors is submitted concerning the other Directors of the Company whose election is not being sought at this meeting. The terms of office for Class II and Class III Directors will continue after the 2010 Annual Meeting of Stockholders.

Class II (Term Ending 2011)

Mr. Ralph E. Gomory, age 80, has been a Director of the Company since March 1991. Since 2007, Mr. Gomory has served as a Research Professor at the Stern School of Business at New York University and President Emeritus of the Alfred P. Sloan Foundation. Mr. Gomory served as President of the Alfred P. Sloan Foundation from 1989 through his retirement in 2007. Prior to such time, Mr. Gomory was Senior Vice President for Science and Technology at International Business Machines Corporation (“‘IBM”).

The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Gomory to serve as a Director of the Company: significant executive management experience as a senior vice president of a Fortune 500 company publicly-traded on the New York Stock Exchange and 18 years as president of a billion dollar not-for-profit organization; significant research and technical background that led to significant developments in the computer industry; strong educational background with a doctorate in mathematics from Princeton University; valuable understanding of the global economy, as co-author of Global Trade and Conflicting National Interests; financial expertise acquired serving on three audit committees of publicly-traded companies; and broad experience gained as a director of multiple publicly-held companies.

Ms. Teresa Beck, age 55, has been a Director of the Company since April 2000. Ms. Beck served as President of American Stores Co. from 1998 to 1999 and as Chief Financial Officer from 1993 to 1998. Prior to joining American Stores Co., Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck has also served as a director of the following companies during the past five years: Albertson’s, Inc. from 1999 to 2006, Amylin Pharmaceuticals, Inc. since 2007, Icos Corporation from 2004 to 2007, and Questar Corporation since 1999.

The Board of Directors concluded that the following experience, qualifications and skills qualify Ms. Beck to serve as a Director of the Company: significant executive management experience as a president and chief financial officer of a publicly-traded company on the New York Stock Exchange; strong track record at American Stores Co., a leading U.S. food and drug retail chain with 1,580 stores that was acquired by Albertson’s, Inc., while Ms. Beck was President; financial expertise gained as a chief financial officer and as an audit manager of a Big Four accounting firm and serving on the audit committees of six publicly-traded companies; strong educational background with a Master of Business Administration degree from the University of Utah; and significant experience acquired as a director of multiple publicly-held companies.

Class III (Term Ending 2012)

Mr. Michael J. Maples, age 67, has been a Director of the Company since February 1996. Until July 1995, Mr. Maples was Executive Vice President of the Worldwide Products Group and a member of the Office of the President of Microsoft Corporation. Mr. Maples, who joined Microsoft in 1988, has over 30 years of experience in the computer industry. Before joining Microsoft, he was Director of Software Strategy for IBM. Mr. Maples has also served as a director of the following companies during the past five years: Motive, Inc. from 1997 to 2008, Multimedia Games, Inc., as Chairman, since 2004, and Sonic Corp. since 2005.

The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Maples to serve as a Director of the Company: more than 30 years of executive management experience at two Fortune 500 companies publicly-traded on the New York Stock Exchange; significant experience in the computer industry, including software strategy; strong educational background with a Master of Business Administration degree from Oklahoma City University; financial expertise acquired as an executive officer and serving on the audit committees of four publicly-traded companies; and significant experience gained as a director of more than ten publicly-traded companies.

Mr. Stephen R. Hardis, age 74, has been a Director of the Company since November 1996. In July 2000, Mr. Hardis retired as Chairman and Chief Executive Officer of Eaton Corporation, which he joined in 1979 as Executive Vice President — Finance and Administration. He was elected Vice Chairman and designated Chief Financial and Administrative Officer in 1986. He became Chief Executive Officer of Eaton Corporation in September 1995 and Chairman in January 1996. Mr. Hardis has also served as a director of the following companies during the past five years: American Greetings Corporation from 1999 to 2008, Axcelis Technologies, Inc. since 2000, Marsh & McLennan Companies, Inc. since 1998, Nordson Corporation since 1984, The Progressive Corporation since 1988, and STERIS Corporation from 2000 to 2007.

The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Hardis to serve as a Director of the Company: more than 20 years of executive management experience, including more than five years as chief executive officer and nearly ten years as chief financial officer of a Fortune 500 company that is publicly-traded on the New York Stock Exchange; significant international experience gained as an executive officer of Eaton Corporation, a diversified power management company with more than 70,000 employees that sells its products to customers in more than 150 countries; strong educational background with a bachelor’s degree from Cornell University and a master’s degree in Public and International Affairs from Princeton University; financial expertise gained as a chief executive officer and chief financial officer and serving on the audit committees of six publicly-traded companies; and significant experience gained as a director of multiple publicly-traded companies.

Mr. William R. Fields, age 60, has been a Director of the Company since December 1996. Mr. Fields is Chairman of Intersource Co. Ltd. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc. Mr. Fields has also served as a director of the following companies during the past five years: Biosara Corporation, as Chairman, since 2009, Graphic Packaging Corporation from 2005 to 2008, Sharper Image Corporation from 2006 to 2008, and Vitamin Spice, LLC since 2009.

The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Fields to serve as a Director of the Company: significant executive management experience gained as a chief executive officer of four companies, including three publicly-traded companies; valuable experience in retail, supply chain, and consumer goods marketing; strong international experience gained as an executive officer at Wal-Mart Stores, Inc., one of the largest retail chains in the world, Blockbuster Entertainment Group, and Hudson’s Bay Company, Canada’s largest diversified general merchandise retailer; strong educational background with a bachelor’s degree in economics and business from the University of Arkansas; financial expertise acquired as a chief executive officer; and significant experience gained as a director of multiple publicly-held companies.

Mr. Robert Holland, Jr., age 69, has been a Director of the Company since December 1998. Mr. Holland is a Managing Director of Essex Lake Group LLC, a profit enhancement advisory firm, a General Partner of The West Africa Fund and also maintains a consulting practice for strategic development assistance to senior management of Fortune 500 companies. Prior to October 2007, Mr. Holland was a General Partner and Industry Specialist with Cordova, Smart and Williams, a private equity firm. Previously, Mr. Holland served as Chief Executive Officer of WorkPlace Integrators, a company he acquired in June 1997 and sold in April 2001. Prior to that, Mr. Holland was President and Chief Executive Officer of Ben & Jerry’s Homemade, Inc. from February 1995 to December 1996, Chairman and Chief Executive Officer of Rokher-J Inc. from 1991 to 1995 and from 1981 to 1984, Chairman of Gilreath Manufacturing, Inc. from 1987 to 1991 and Chairman and Chief Executive Officer of City Marketing from 1984 to 1987. Mr. Holland is a former partner with McKinsey & Company, Inc. and held various positions at Mobil Oil Corporation from 1962 to 1968. He has also served as a director of the following companies during the past five years: Carver Bancorp, Inc. since 2000, Neptune Orient Lines, LTD since 2004, and YUM! Brands, Inc. since 1997.

The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Holland to serve as a Director of the Company: more than 20 years of executive management experience, including significant experience gained as a chief executive officer of five companies; significant experience in mergers and acquisitions; strong educational background with a bachelor’s degree in Mechanical Engineering from Union College and a Master of Business Administration degree from the Zicklin School of Business at Baruch College (CUNY); financial expertise acquired as a chief executive officer and serving on the audit committees of six publicly-traded companies; and significant experience gained as a director of multiple publicly-traded companies.

Retiring Directors

Mr. James F. Hardymon, age 75, has been a Director of the Company since July 1998. From July 1998 until his retirement in January 1999, Mr. Hardymon served as Chairman of Textron, Inc. From January 1993 to July 1998, Mr. Hardymon served as Chairman and Chief Executive Officer, and from January 1992 to January 1993, he served as President and Chief Executive Officer, of Textron, Inc., which he joined in November 1989 as President, Chief Operating Officer and Director. In 1993, he assumed the additional title of Chairman and relinquished the title of President in 1994. Prior to joining Textron, Mr. Hardymon had a 28-year career at Emerson Electric Co., where he held a number of positions including Vice Chairman, Chief Operating Officer, Director and President. Mr. Hardymon has also served as a director of the following companies during the past five years: Air Products and Chemicals, Inc. from 1997 to 2006, American Standard Companies, Inc. from 1999 to 2007, Circuit City Stores, Inc. from 1998 to 2009, and WABCO Holdings Inc., as Chairman, from 2007 to 2009, and as Lead Director since May 2009. Mr. Hardymon has also served as a member of the Advisory Board of Investcorp International, Inc., since 2002.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Hardymon to serve as a Director of the Company: significant executive management experience gained as a chief executive officer and as an executive officer at two Fortune 500 companies that are both publicly-traded on the New York Stock Exchange; strong international experience gained as an executive officer of Emerson Electric Co., a diversified global manufacturing and technology company with more than 250 manufacturing locations worldwide and approximately 129,000 employees, and Textron, Inc. a diversified business with a presence in 29 countries and approximately 37,000 employees; strong educational background with a master’s degree in civil engineering; financial expertise acquired as a chief executive officer and serving on the audit committees of six publicly-traded companies; and significant experience gained as a director of eleven publicly-held companies and as chairman of four of those companies and lead director of four others.

Mr. Marvin L. Mann, age 76, has been a Director of the Company since March 1991. In April 1999, Mr. Mann was named Chairman Emeritus upon his retirement as Chairman of the Board of the Company, a position he had held since March 1991. From March 1991 through May 1998, Mr. Mann also served as Chief Executive Officer, and from March 1991 through February 1997, he also served as President of the Company. Prior to such time, Mr. Mann was an IBM Vice President. Mr. Mann also served as a member of the Independent Trustees of Fidelity Funds, as Chairman during his last five years, and as a director of more than 300 investment companies that are part of the Fidelity Funds group, from 1993 to 2005.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Mann to serve as a Director of the Company: more than 30 years of executive management experience, including more than six years as a chief executive officer of a publicly traded company on the New York Stock Exchange and three years as president and chief executive officer of a joint venture between two publicly-traded companies on the New York Stock Exchange; strong educational background with a bachelor’s degree in accounting from Samford University and a Master of Business Administration degree in economics from the University of Alabama; financial expertise acquired as a chief executive officer and serving on the audit committees of three publicly-traded companies; and significant experience gained as a director of multiple publicly-traded companies and as an Independent Trustee of more than 300 Fidelity mutual funds for 13 years, including five years as Chairman, managing more than $1 trillion in assets.

Composition of Board and Committees

The Company’s Restated Certificate of Incorporation divides the Board of Directors into three classes. Of the current eleven members of the Board of Directors, four have been elected as Class I Directors, three have been elected as Class II Directors, and four have been elected as Class III Directors, with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2010, 2011, and 2012, respectively. At each succeeding Annual Meeting of Stockholders, the respective successors of the Directors whose terms are expiring shall be elected for terms expiring at the Annual Meeting of Stockholders held in the third succeeding year. The Board of Directors is not currently nominating a Director to replace Mr. Hardymon as a Class I Director or a Director to replace Mr. Mann as a Class II Director. Thus, immediately following the Annual Meeting of Stockholders, the number of Directors on the Company’s Board of Directors will be reduced to nine, with the number of Class I Directors and Class II Directors reduced to three and two, respectively. Directors may only be removed from the Board for cause.

The Board of Directors held seven meetings during 2009. All members of the Board, other than Mr. Maples, attended at least 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. Mr. Maples attended 12 of the 17 meetings of the Board and the Finance and Audit Committee of the Board. Three of such absences were due to illness requiring hospitalization in April 2009 and the other two absences were due to unavoidable scheduling conflicts. While the Company does not have a formal policy regarding the attendance of Directors at the Annual Meeting of Stockholders, all Directors are strongly urged to attend. All members of the Board of Directors who were serving as Directors at the time of last year’s Annual Meeting of Stockholders, with the exception of Mr. Maples, attended the meeting. Mr. Maples was unable to attend the meeting due to illness requiring hospitalization in April 2009.

The Board of Directors has adopted the stated requirements for independence under Section 10A of the Securities Exchange Act of 1934, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange as categorical standards for determining the independence of individual directors in accordance with guidance received from the New York Stock Exchange, and the Board has determined that all of the Board members, with the exception of Dr. Curlander, are independent on the basis of these requirements. Within each of the preceding three years, the Company has not made any charitable contributions that would exceed the greater of $1 million or 2% of a charitable organization’s consolidated gross revenues to any charitable organization for which a member of the Board of Directors served as an executive officer of the charitable organization.

The Board has four standing committees: an Executive Committee, a Finance and Audit Committee, a Compensation and Pension Committee and a Corporate Governance and Public Policy Committee.

The Executive Committee consists of Messrs. Fields, Hardis, Hardymon, Mann and Dr. Curlander, with Dr. Curlander serving as Chair. Prior to April 23, 2009, the Executive Committee consisted of Ms. Beck and Messrs. Fields, Hardymon, Mann and Dr. Curlander, with Dr. Curlander serving as Chair. Messrs. Hardymon and Mann will continue to serve on the Executive Committee until their retirement at the 2010 Annual Meeting of Stockholders. Mr. Montupet was elected to replace Mr. Hardymon on the Executive Committee at the February 2010 meeting of the Board and will assume that position, effective as of the 2010 Annual Meeting of Stockholders. Following Mr. Mann’s retirement at the 2010 Annual Meeting of Stockholders, the size of the Executive Committee will be reduced to four members. The Executive Committee adopted a written charter in April 2000. The Executive Committee is responsible for exercising all of the powers and authority of the Board of Directors during intervals between Board meetings, except for those powers delegated to the other committees of the Board and the powers which pursuant to Delaware law may not be delegated to a committee of the Board. The Committee held no meetings during 2009.

The Finance and Audit Committee consists of Messrs. Hardis, Maples and Montupet, with Mr. Hardis serving as Chair. Prior to April 23, 2009, the Finance and Audit Committee consisted of Ms. Beck and Messrs. Maples and Montupet, with Ms. Beck serving as Chair. Based on the recommendation of the Corporate Governance and Public Policy Committee, the Board, at its February 2010 meeting, appointed Mr. Holland to the Finance and Audit Committee to replace Mr. Montupet, effective as of the 2010 Annual Meeting of Stockholders. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Board of Directors does not limit the number of other public company audit committees on which members of its Finance and Audit Committee may serve. However, no member of the Finance and Audit Committee is currently serving on more than two other public company audit committees. The Finance and Audit Committee adopted a written charter in April 2000 and amended such charter in February of each of the years 2001 through 2006 and 2009, and in July 2005. The Finance and Audit Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the systems of internal controls established by management, the integrity and transparency of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements with respect to audit, financial and accounting matters, the Company’s policies related to risk assessment and risk management, the Independent Auditors’ qualifications and independence, the performance of the Independent Auditors’ and the Company’s internal audit functions, and the Company’s financial strategy and policies, capital structure, share repurchase and dividend policy and capital expenditures. The Committee held ten meetings during 2009.

The Compensation and Pension Committee consists of Ms. Beck, Mr. Fields, and Ms. Seifert, with Mr. Fields serving as Chair. Prior to April 23, 2009, the Compensation and Pension Committee consisted of Ms. Seifert and Messrs. Fields and Hardis, with Mr. Fields serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Compensation and Pension Committee adopted a written charter in April 2000 and amended such charter in February 2004, July 2008 and February 2009. The Compensation and Pension Committee is responsible for assuring that the Company has a competitive executive compensation program in order to attract and retain qualified executives and to provide incentives to management of the Company for the attainment of the Company’s goals and objectives. The Compensation and Pension Committee is also responsible for periodically reviewing and approving the Company’s retirement and stock incentive plans. The Committee held six meetings during 2009.

The Corporate Governance and Public Policy Committee consists of Messrs. Gomory, Hardymon and Holland, with Mr. Hardymon serving as Chair. Mr. Hardymon will continue to serve as Chair of the Corporate Governance and Public Policy Committee until his retirement at the 2010 Annual Meeting of Stockholders. Based on the recommendation of the Corporate Governance and Public Policy Committee, Mr. Montupet was elected to replace Mr. Hardymon as Chair of the Corporate Governance and Public Policy Committee at the February 2010 meeting of the Board and will assume that role, effective as of the 2010 Annual Meeting of Stockholders. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Corporate Governance and Public Policy Committee adopted a written charter in April 2000 and amended such charter in February 2004, July 2005 and February 2008. The Corporate Governance and Public Policy Committee is responsible for providing counsel to the Board with respect to corporate governance issues, including Board and committee organization, membership and function, and acting in an advisory capacity to the Board and the Company’s management on public policy issues. The Corporate Governance and Public Policy Committee is also responsible for the nomination of persons for election to the Board. The Committee held three meetings during 2009.

Nomination of Directors

The Corporate Governance and Public Policy Committee does not set specific, minimum qualifications (including specific requirements for diversity) that nominees must meet in order for the Corporate Governance and Public Policy Committee to recommend them to the Board of Directors for election, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs and composition of the Board at the time. The Corporate Governance and Public Policy Committee considers candidates for election who would bring a wide range of attributes to the Board. The general criteria that the Corporate Governance and Public Policy Committee looks for in candidates is a person of high integrity with: (i) broad general management experience in a significant organization; (ii) experience with major management, technical, operational, marketing or financial issues; (iii) diversity of background and thought, or experience in areas of special interest to the Company, such as brand development or technology; (iv) strong track record of success; (v) strong international experience; (vi) board experience at other international companies; (vii) ample time to devote to Board duties; and (viii) ability and desire to serve multiple terms as a Board member. With respect to diversity, the Corporate Governance and Public Policy Committee believes that a Director nominee with a diverse background, professional experience, education, skill, and differences of viewpoint fulfills that specific attribute and contributes to a heterogeneous Board. In the past, the Committee has identified director nominees from various sources, including officers, directors and professional search consultants, but the Committee will also consider nominees recommended by stockholders. The Corporate Governance and Public Policy Committee applies the same evaluation for nominees for director whether the nominee is recommended by a stockholder or other source.

Stockholders wishing to recommend a director candidate for consideration by the Corporate Governance and Public Policy Committee may do so by complying with the procedures and providing the information required by the Company’s By-Laws.

Corporate Governance Matters

The Company has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer and principal financial and accounting officer) and employees, known as the Code of Business Conduct. The Code of Business Conduct, as well as the Company’s Corporate Governance Principles and the charters of each of the committees of the Board of Directors are available on the Corporate Governance section of the Company’s Investor Relations website at http://investor.lexmark.com. The Company also intends to disclose on the Corporate Governance section of the Investor Relations website any amendments to the Code of Business Conduct and any waivers from the provisions of the Code of Business Conduct that apply to the principal executive officer and principal financial and accounting officer and that relate to any elements of the code of ethics enumerated by the applicable regulation of the Securities and Exchange Commission (Item 406(b) of Regulation S-K).

Related Person Transactions

The Company reviews all relationships and transactions between the Company and its Directors and executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest in a transaction. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in a transaction. As required under Securities and Exchange Commission rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

Leadership Structure

As part of its review of the Company’s overall corporate governance practices, the Board of Directors periodically reviews its leadership structure. Currently, the Board believes that the most effective leadership structure for the Company is for the Company’s Chief Executive Officer to serve as Chairman of the Board of Directors. Dr. Curlander has been the Chairman and Chief Executive Officer of the Company since April 1999. Prior to having this combined role, Dr. Curlander served only as Chief Executive Officer and President from May 1998 to April 1999. The Board combined the Chairman and Chief Executive Officer role in 1999 to provide strong leadership and a unified voice for the Company’s management and the Board. The Board has been satisfied with the combined Chairman and Chief Executive Officer role held by Dr. Curlander since 1999 and believes it has served the Company’s stockholders well. This leadership structure allows the Chief Executive Officer to establish a Board agenda, with Board input, that focuses on the Company’s strategic challenges, ensures the Board is presented with the necessary information required to fulfill its responsibilities, and allows for productive and effective Board meetings.

Except for Dr. Curlander, the Board is completely comprised of independent Directors who bring a broad range of leadership experience to the Board and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. Collegial, yet rigorous, debate at Board meetings is common. Also, the Finance and Audit Committee, the Corporate Governance and Public Policy Committee and the Compensation and Pension Committee are comprised solely of independent Directors and each with a separate independent chair. These Committees perform important roles for the Company as explained in the “Composition of Board and Committees” section. The independent Directors also meet in executive session at each regularly scheduled meeting to voice their observations and to shape future Board agendas. Immediately following each session, the Presiding Director notifies the Chief Executive Officer of the independent Directors’ assessment of the meeting and any desired agenda items for future meetings. Thus, the Board has the opportunity to take up issues it believes are important.

When the Chairman of the Board and Chief Executive Officer positions are combined, the Board also elects a single Presiding Director from the current independent Directors with such duties and for such term as the Board may determine from time to time. At each regularly-scheduled meeting of the Board of Directors, the independent Directors meet in executive session, at which only independent Directors are present. The Presiding Director serves as chairman of those meetings and presides over any meeting of the Board when the Chairman of the Board is not present. In addition, the Presiding Director consults with the Chairman of the Board to plan and set the agenda for meetings of the Board of Directors and serves as the point of contact for members of the Board of Directors to raise issues not readily addressable directly to the Chairman. The Presiding Director also performs such other functions and responsibilities as required by the Board of Directors from time to time. Mr. Hardymon was elected as the Presiding Director at the February 2008 meeting of the Board and assumed the position at the April 2008 meeting of the Board and will continue to serve in that role until his retirement at the 2010 Annual Meeting of Stockholders. Based on the recommendation of the Corporate Governance and Public Policy Committee, Mr. Montupet was elected as the Presiding Director at the February 2010 meeting of the Board to replace Mr. Hardymon and will assume that position for a term of two years, effective as of the 2010 Annual Meeting of Stockholders.

The Board believes that the current leadership structure — the Company’s Chief Executive Officer serves as Chairman of the Board, the vast majority of the Board is comprised of independent Directors, the Board Committees described above are led by independent Directors, the Company has a Presiding Director with known responsibilities, and the independent Directors hold regular meetings in executive session — remains the optimal leadership structure for the Company and the Company’s stockholders.

Stockholders and other interested parties may communicate directly with the Presiding Director, non-management Directors as a group or any member of the Board of Directors through the Corporate Secretary by writing to him at Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550. The Corporate Secretary will review all communications and forward appropriate correspondence to the proper Board member or members.

Board’s Role in Risk Oversight

The Company’s Board of Directors administers its risk oversight function directly and through both its Finance and Audit Committee and Compensation and Pension Committee. The Finance and Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Finance and Audit Committee meets regularly with management to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks. With respect to the Company’s compensation plans and programs, the Compensation and Pension Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by the Company’s officers and employees, as discussed in the “Risk Assessment” section of the “Compensation Discussion & Analysis.” The full Board of Directors has oversight responsibility of enterprise risk management and periodically has management review the Company’s major enterprise risk exposures, the potential financial or other impact on the Company, and the process for managing such risks.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Governance

The Compensation and Pension Committee is responsible for setting and administering the policies governing all compensation components, including base salary, incentive compensation, equity-based compensation and other long-term incentive compensation for the Company’s executive officers, including the CEO and other key members of management. The Compensation and Pension Committee determines the type, structure and amount of each compensation component awarded under the Company’s compensation plans. They are responsible for approving payments under the compensation plans and making a recommendation to the Board of Directors to approve base salary increases for Section 16 Officers. The process by which the Compensation and Pension Committee fulfills these responsibilities is detailed in the discussion that follows.

Executive Compensation Philosophy

The Compensation and Pension Committee has developed a set of principles to guide the design of the compensation plans and programs applicable to the Company’s executive officers, including the Company’s principal executive officer, principal financial officer and the Company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer, who were serving as executive officers at the end of 2009 (the “Named Executive Officers”).

•	Pay for performance where performance criteria are aligned with stockholder interests.
The performance of the Company and individual levels of performance determine the amount of compensation realized by the executive officers. The objectives of the Company’s compensation plans are intended to focus each executive officer on the achievement of key performance goals and the execution of the strategic plan that will promote the long-term success of the Company and maximize stockholder returns.

•	Put pay significantly “at risk” and subject to the achievement of strategic business objectives.
The executive officers have roles and responsibilities that directly influence the achievement of the Company’s performance objectives. Therefore, the Compensation and Pension Committee believes that they should have a significant portion of their compensation dependent on whether those objectives are achieved. Base salary is the only component of an executive officer’s direct compensation that is fixed. Other components, including annual incentive compensation and long-term incentive compensation, are subject to the achievement of strategic business objectives.

•	Balance short-term and long-term objectives.
The Company’s compensation programs are balanced between short-term and long-term objectives to ensure that executive officers focus on short-term performance that supports and ensures long-term success and profitability. Performance objectives may include financial measures such as revenue, operating income, return on net assets, cash flow from operations minus property, plant and equipment, and cash cycle and non-financial measures such as market share. The Company’s compensation programs also include personal objectives relating to key focus areas and strategic performance objectives.

•	Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding talent.
The Company benchmarks the components of executive compensation to ensure that they are competitive to the marketplace. The target compensation for each executive officer is compared to market data to ensure that it is comparable to targeted pay levels established by the Compensation and Pension Committee. However, the Compensation and Pension Committee may use discretion to vary executive officer pay from the targeted levels based on factors such as an executive officer’s performance, responsibilities, experience, or length of time in the position.

Components of the Company’s Executive Compensation Program

Total compensation for each of the Named Executive Officers may consist of the following components and the compensation principles guiding the design of that component:

Compensation Component	Form of Compensation	Compensation Principles to be Achieved

Base Salary	• Cash	• Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding talent.

Annual Incentive Compensation	• Cash	• Pay for performance where performance criteria are aligned with stockholder interests.
• Put pay significantly “at risk” and subject to the achievement of strategic business objectives.
• Balance short-term and long-term objectives.
• Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding talent.

Long-Term Incentive Compensation	• Time-Based Restricted Stock Units • Performance-Based Restricted Stock Units • Stock Options • Cash	• Pay for performance where performance criteria are aligned with stockholder interests. • Put pay significantly “at risk” and subject to the achievement of strategic business objectives.
• Balance short-term and long-term objectives.
• Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding talent.

Retirement Plans and Other Benefits	• 401 (k) Plan • Supplemental Savings & Deferred Compensation Plan • Welfare Benefits	• Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding talent.

Perquisites	• Reimbursement for Financial Planning	• Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding talent.

Determining Executive Compensation

Annually, the Compensation and Pension Committee considers adjustments to each Named Executive Officer’s base salary and approves the form and amount of equity-based awards. The Compensation and Pension Committee also establishes the target compensation opportunity for each of the Named Executive Officers under the annual incentive compensation plan and for any long-term incentive award (either cash or equity). To determine the amount of the compensation opportunity to award, the Compensation and Pension Committee considers the comparative market data and other factors described in more detail in the discussion that follows. The Compensation and Pension Committee does not establish a specific target allocation for each compensation element, and does not target a specific mix of cash versus equity, short-term incentive compensation versus long-term incentive compensation, or fixed pay versus variable pay. The Compensation and Pension Committee determines the target total direct compensation for each Named Executive Officer by assessing the role of the Named Executive Officer and the comparative market data. The Compensation and Pension Committee then determines the appropriate mix of cash and equity for each Named Executive Officer as detailed in the “Compensation Components” section.

The Compensation and Pension Committee utilizes the services of Pearl Meyer & Partners, a well-established executive compensation consulting firm, to assess the competitiveness of the Company’s executive compensation plans and programs and to provide other executive compensation consulting services. Pearl Meyer & Partners is retained solely by the Compensation and Pension Committee and does not advise management on matters involving executive compensation or on any other matter. Pearl Meyer & Partners’ role in assisting the Compensation and Pension Committee is described in more detail in the discussion that follows.

To evaluate the competitiveness of each Named Executive Officer’s total compensation for 2009, the Compensation and Pension Committee utilized survey and peer group data provided by Pearl Meyer & Partners. Survey data reflected a broad group of technology firms with generally similar revenues as the Company and peer group data was gathered from annual proxy statement disclosures. Periodically, the Compensation and Pension Committee reviews and updates the group of peer companies to ensure that each company continues to be appropriate for benchmarking executive compensation. In consideration of comments made by the Company’s stockholders regarding peer group selection, the Compensation and Pension Committee engaged Pearl Meyer & Partners to review and update its 2008 peer group analysis to determine the appropriate peer group for 2009 executive compensation benchmarking purposes. To update its analysis of the appropriate peer group for the Company, Pearl Meyer & Partners reviewed more than 950 publicly-traded companies, which included each company in the Company’s 2008 peer group, each company classified as an Information Technology company pursuant to the Standard & Poor’s Global Industry Classification Standard (excluding financially distressed companies, foreign-based companies, and companies within information technology consulting and other services or data processing and outsourced services), and each company that had named the Company as part of its peer group for benchmarking executive compensation. The potential peer group was then reduced to 161 companies to include only those companies whose revenue and/or market capitalization was one-third to three times the revenue and/or market capitalization of the Company. The remaining 161 companies were then categorized and reviewed for peer group inclusion based on similarity to the Company in terms of revenue, product similarity, and market capitalization. Revenue and product similarity were considered the primary factors for peer group inclusion.

Pearl Meyer & Partners recommended, and the Compensation and Pension Committee approved, the removal of the following companies from its peer group for 2009 executive compensation benchmarking purposes: Applied Materials, Inc. and Qualcomm, Inc. were removed because their market capitalizations are significantly larger than the Company’s market capitalization; EMC Corporation, LSI Corporation, Sanmina-SLC Corporation, and Xilinx, Inc. were removed because they lacked a manufacturing focus; and Diebold, Inc. was removed because it had not timely filed its proxy statement at the time the Company established its 2009 peer group. In addition, Pearl Meyer & Partners recommended, and the Compensation and Pension Committee approved, the addition of Logitech International and Imation Corporation, based on comparable revenue and competition in the computer and peripherals industry. Based on these changes, the Compensation and Pension Committee approved the following peer group for 2009 executive compensation benchmarking purposes based on comparable revenue and product similarity:

2009 Peer Group			Revenue ($M)(1)
Advanced Micro Devices, Inc. Agilent Technologies, Inc. Analog Devices, Inc. Eastman Kodak Company Imation Corporation KLA-Tencor Corporation LAM Research Corporation Logitech International	Micron Technology, Inc. National Semiconductor Corp. NCR Corporation SanDisk Corporation Seagate Technology Sun Microsystems, Inc. Western Digital Corporation Xerox Corporation	Peer Group 75th % Peer Group Median Peer Group 25th % Lexmark International, Inc.	$8,638 $5,527 $2,510 $4,819

(1)	Reflects trailing 4 quarters revenue as of June 2008, in most cases.

Although the Company makes reference to many competitors in its annual report, only Xerox Corporation and Eastman Kodak Company were included in the Company’s peer group of companies used for executive compensation benchmarking purposes. Hewlett-Packard, a significant competitor of the Company, was excluded because its revenue and market capitalization are significantly larger than the Company’s revenue and market capitalization. Each of the other competitors referenced in the annual report is headquartered outside of the United States, and are generally excluded for benchmarking purposes because (i) executive compensation data is not as readily available or disclosed as fully as is required in the United States, (ii) the Company’s labor market for its executive officers is generally based in the United States, and (iii) compensation practices in other countries can vary dramatically due to local regulations, customs and state-required compensation programs.

Risk Assessment

In designing compensation plans and programs for executives of the Company, including the Named Executive Officers, the Compensation and Pension Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking. The following characteristics of the Company’s executive compensation plans and programs limit the possibility for excessive risk taking:

•	The base salary is a fixed amount, and therefore does not encourage risk taking.

•	The annual incentive compensation opportunity is limited to six-tenths of one percent of Operating Income, in accordance with the Lexmark International, Inc. Senior Executive Incentive Compensation Plan.

•	The long-term incentive opportunity is comprised of time-based restricted stock units that vest over multiple years and/or performance-based restricted stock units, which aligns the Named Executive Officer’s interests to the long-term stockholder interests.

•	Members of the Compensation and Pension Committee approve the final incentive compensation awards after reviewing the executive and corporate performance, and may utilize negative discretion based on a variety of performance objectives, thereby diversifying the risk.

•	Incentive compensation and equity awards are subject to forfeiture and recoupment as described in the “Executive Compensation Recovery Policy” section.

•	The Named Executive Officers are subject to stock ownership guidelines as described in the “Stock Ownership” section.

Role of the Compensation Consultant

Pearl Meyer & Partners has been retained by the Compensation and Pension Committee since 2007 to assist the Committee in assessing the competitiveness of executive compensation, and provides other consulting services as requested by the Committee. In October 2008, Pearl Meyer & Partners provided composite data from survey sources and proxy statement disclosure data from the peer group of companies to assist the Compensation and Pension Committee in establishing the proper compensation level for executive officers. In preparation for the February 18, 2009 Compensation and Pension Committee meeting, Pearl Meyer & Partners reviewed management’s proposed 2009 executive compensation recommendations and provided its comments and observations to the Compensation and Pension Committee for its use in determining executive compensation for 2009. Pearl Meyer & Partners also prepared a return on invested capital (ROIC) analysis for S&P Technology firms which was used by the Compensation and Pension Committee during its review of the Company’s performance for the 2006-2008 Long-Term Incentive Plan. Reports analyzing industry financial planning reimbursement practices and reviewing changes made by peer companies regarding change in control arrangements were also provided to the Compensation and Pension Committee during 2009.

Pearl Meyer & Partners does not advise management on matters involving executive compensation or on any other matter.

Role of the Stockholders

The Company’s Board of Directors and Compensation and Pension Committee welcome and value the input of stockholders and other interested parties. There are numerous ways for stockholders and other interested parties to communicate their views to the Board of Directors and the Compensation and Pension Committee. Stockholders and other interested parties may communicate directly with the Presiding Director, non-management Directors as a group or any member of the Board of Directors through the Corporate Secretary by writing to him at Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550. In addition, the Company has added an e-mail link on the Corporate Governance section of its webpage seeking the input of all of its stockholders and other interested parties on executive compensation and other corporate governance matters.

Over the past two years, the Company has taken meaningful action to proactively communicate directly with its stockholders. The Company has surveyed many of its top institutional stockholders, regarding the Compensation and Pension Committee’s executive compensation philosophy, its use of compensation consultants, its benchmarking practices, CEO compensation, and its compensation disclosures. The Company has also engaged in one-on-one conference calls with many of its largest institutional stockholders seeking direct feedback on improving the Company’s compensation disclosures and questions/concerns over the Company’s executive compensation. The Compensation and Pension Committee has utilized the input of its stockholders, and has enhanced its compensation disclosures accordingly.

At the Company’s 2009 Annual Meeting of Stockholders, the Company’s stockholders approved a proposal encouraging the Company’s Board of Directors to adopt an advisory vote of stockholders on the Company’s compensation philosophy and to ratify the compensation of the Named Executive Officers. Immediately after the 2009 Annual Meeting of Stockholders, the Company’s Board of Directors adopted the stockholders’ proposal to provide an advisory vote on executive compensation, which has been incorporated as Proposal 3 of this Proxy Statement.

Setting Performance Objectives

The Compensation and Pension Committee believes that the Company’s annual business plan and strategic plan appropriately reflect the level of performance required for the Company to be successful in a highly competitive market. Generally, the targeted range for performance objectives is aligned with the corresponding measure in the Company’s plans for the corresponding performance period. The Compensation and Pension Committee believes that minimum attainment goals are achievable with some level of success, while target attainment goals are set at a moderate to difficult level and maximum attainment goals are set at a difficult level. Over the past five years, the Company has achieved performance in excess of the target level for annual incentive compensation one time (the 2006 performance period) and for long-term incentive compensation one time (the 2003-2005 performance period).

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code generally disallows the deductibility of compensation paid to each of the Named Executive Officers in amounts in excess of $1 million unless the compensation is paid pursuant to pre-determined performance objectives that meet the requirements of Section 162(m), including stockholder approval. To ensure deductibility of non-discretionary annual incentive awards, the Lexmark International, Inc. Senior Executive Incentive Compensation Plan, which was presented to and approved by the Company’s stockholders at the 2004 Annual Meeting of Stockholders, sets forth a maximum annual incentive award to each participant equal to six-tenths of one percent of Operating Income, as defined in the plan. To ensure the deductibility of long-term incentive awards and equity awards, the Lexmark International, Inc. Stock Incentive Plan, which was presented to and approved by the Company’s stockholders, sets forth a maximum number of shares that may be awarded to a participant as stock options or stock appreciation rights over a five-year period equal to 3,000,000 shares, and further sets forth a maximum long-term incentive award to each participant for performance periods of three years equal to $10,000,000, if the award is denominated in cash, or 1,200,000 shares for stock-based awards, with proportionate adjustments for shorter or longer performance periods. The Compensation and Pension Committee and the Board of Directors believe that it is essential to retain the ability to reward and motivate executives based on the assessment of an individual’s performance, even though some or all of any such discretionary payments may not be deductible due to the requirements of Section 162(m). Accordingly, the Compensation and Pension Committee reserves the right to award discretionary incentive awards to executive officers and adopt other compensation plans and arrangements which may not be deductible under Section 162(m). Any such incentive payments would be based on the Compensation and Pension Committee’s qualitative assessment of the applicable executive’s individual performance and contribution.

COMPENSATION COMPONENTS

Total Direct Compensation

The Compensation and Pension Committee determines the form and level of compensation opportunity to award by applying the same principles, policies, and methodologies to each of the Named Executive Officers, including the CEO. The principles, policies and methodologies relating to the decision to utilize each component of compensation, the level of each component, and how one component may influence the Compensation and Pension Committee’s decisions with respect to other components is described in further detail in the discussion that follows or was provided in the table in the “Components of the Company’s Executive Compensation Program” section.

Annually, the Compensation and Pension Committee recommends that the Board of Directors approve for each Named Executive Officer, as well as the Company’s other Section 16 executive officers, an adjustment to base salary, if appropriate. In addition, the Compensation and Pension Committee approves for each Named Executive Officer an annual incentive compensation opportunity and a long-term incentive opportunity. The long-term incentive opportunity may be an equity-based award (such as restricted stock units or stock options) or a cash-denominated award. First, the Compensation and Pension Committee determines the form and level of each compensation component to award by performing a separate and distinct analysis of base salary, annual incentive compensation and total long-term incentive compensation for each executive officer. Next, the Compensation and Pension Committee reviews the total direct compensation opportunity of each of the Named Executive Officers by a comparison to the total direct compensation of named executive officers of peer companies obtained through their proxy statement disclosures, as described above. Total direct compensation includes base salary, annual incentive compensation opportunity, equity-based long-term incentive compensation opportunity and cash-denominated long-term incentive compensation opportunity.

The Compensation and Pension Committee has determined that total direct compensation opportunity, as well as each individual direct compensation component, should be nominally targeted at the 50th percentile. The Compensation and Pension Committee believes that the 50th percentile aligns a Named Executive Officer’s compensation with that of the Company’s peer group and the interests of the Company’s stockholders, and likewise ensures that the Company remains competitive in attracting and retaining executive officers. However, it should be noted that total direct compensation opportunity for each individual, as well as each direct compensation component, may range above or below the 50th percentile based on a variety of factors, including the executive officer’s skills and experience, the importance of the position to the Company, past and expected future performance, the difficulty of replacement, and the length of time in the position. If, after considering these qualitative factors, the Compensation and Pension Committee determines that the variance of total direct compensation opportunity from the targeted percentile is greater than desired on a subjective basis, the Compensation and Pension Committee will individually reassess the level of compensation opportunity for each component utilizing the principles, policies, and methodologies applicable to each component and determine if the level of one or more components should be adjusted in order to achieve the appropriate level of total direct opportunity.

Base Salary

The Compensation and Pension Committee reviews the base salary of each Named Executive Officer on an annual basis. The base salary for each of the Named Executive Officers is determined by the responsibilities of the position held, the experience of the individual, the individual’s length of time in the position, and by reference to the information compiled from compensation surveys and peer group data regarding the competitive marketplace for executive talent, including a comparison to base salaries for comparable marketplace positions discussed above in the section entitled “Determining Executive Compensation.”

Salary adjustments for each of the Named Executive Officers are based on an evaluation of the performance of the Company and of each of the Named Executive Officers. New responsibilities, as well as changes in the competitive marketplace, are also taken into account when considering an adjustment to base salary. The Compensation and Pension Committee determines the amount of any change in base salary to recommend to the Board of Directors for approval. The Board of Directors is ultimately responsible for approving any change in base salary for each of the Named Executive Officers, as well as the Company’s other Section 16 executive officers.

In 2009, the CEO and the Vice President of Human Resources recommended to the Compensation and Pension Committee that there should be no adjustment to the base salary of any Named Executive Officer based on the economic conditions at that time. Pearl Meyer & Partners reviewed management’s recommendation and confirmed that based on its preliminary survey results, many firms planned to freeze base salaries or reduce merit increases for executives in 2009. At its meeting on February 18, 2009, the Compensation and Pension Committee reviewed management’s recommendation and the report provided by Pearl Meyer & Partners and agreed not to recommend to the Board of Directors any adjustments to the base salary of any Named Executive Officer for 2009.

At its meeting on February 17, 2010, the Compensation and Pension Committee, upon the recommendation of the CEO and the Vice President of Human Resources, agreed not to recommend to the Board of Directors any adjustments to the base salary of any Named Executive Officers.

Annual Incentive Compensation

The annual incentive compensation opportunity for each of the Named Executive Officers is made under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan, which was approved by the Company’s stockholders in 2004. The Senior Executive Incentive Compensation Plan has been designed to ensure that the annual incentive compensation awards are paid in a manner to ensure maximum deductibility of the payment of such awards by the Company under Section 162(m) of the Internal Revenue Code. Under the terms of the Senior Executive Incentive Compensation Plan, the maximum award for each Named Executive Officer is six-tenths of one percent of Operating Income, as defined in the plan. The Compensation and Pension Committee administers the plan and may reduce, but not increase, the award made to a Named Executive Officer based on any factors it may deem appropriate.

The factors considered by the Compensation and Pension Committee for reducing a Named Executive Officer’s annual incentive compensation award under the Senior Executive Incentive Compensation Plan are based on the strategic performance objectives for each of the Named Executive Officers set forth in the 2009 Incentive Compensation Plan.

For 2009, the strategic performance objectives under the 2009 Incentive Compensation Plan included the following:

•	Corporate Objectives — measured with reference to annual revenue, operating income and cash cycle.

•	Worldwide Business Unit Objectives — measured with reference to the applicable worldwide business unit annual revenue, operating income and cash cycle.

•	Personal Objectives — established based on key focus areas and strategic performance objectives specific to each individual. The CEO’s personal objective is based on an assessment of his general management of the Company.

•	Threshold Objectives — measured with reference to annual cash flows from operations minus property, plant and equipment.

The Compensation and Pension Committee selected revenue, operating income and cash cycle as the performance objectives for 2009, because it believed the achievement of the targets established for these performance measures will drive the long-term success of the Company. Revenue is viewed as an important performance objective to drive the success of the Company, and the targets established by the Compensation and Pension Committee are designed to motivate employees to grow existing business and focus on customers’ needs to drive increased hardware, pages and supplies sales. The Compensation and Pension Committee’s selection of operating income as a performance measure is intended to motivate employees of the Company to focus on generating additional earnings by focusing on cost reduction, improved product quality, pricing and innovation. The Compensation and Pension Committee selected cash cycle as a performance measure to motivate employees to reduce the amount of time it takes the Company to convert its cash into product, sell the product to the customer, and collect the account receivable from the customer. Cash flow from operations minus property, plant and equipment was selected by the Compensation and Pension Committee as the threshold performance measure to emphasize the importance of cash generation.

The weighting for each objective for the fiscal year ending December 31, 2009 for each of the Named Executive Officers is shown in the table below.

		Worldwide
	Corporate	Business	Personal
Name	Objective	Unit Objective	Objective

P.J. Curlander	80%	0%	20%
J.W. Gamble, Jr.	80	0	20
P.A. Rooke	30	50	20
M.S. Canning	30	50	20
R.M. Foresti	20	60	20

An annual incentive compensation opportunity for each of the Named Executive Officers, other than the CEO, is recommended by the CEO, for approval by the Compensation and Pension Committee. The award opportunity may be increased or decreased based on the judgment of the Compensation and Pension Committee of the individual’s overall contribution to Lexmark’s business results. The Compensation and Pension Committee determines and approves the annual incentive compensation opportunity for the CEO. The annual incentive opportunities for each of the Named Executive Officers are based on the peer group company data and the survey data for annual incentive awards and each Named Executive Officer’s total compensation target discussed above in the section entitled “Determining Executive Compensation.” Consistent with the Company’s pay-for-performance philosophy, an executive officer’s total cash compensation opportunity is highly leveraged. The Compensation and Pension Committee establishes annual incentive compensation targets that it believes put annual incentive compensation significantly “at risk” because payments are entirely dependent upon the achievement of strategic performance objectives. At its meeting on February 18, 2009, the Compensation and Pension Committee reviewed the information from the peer group company data and the compensation surveys, and also gave consideration to the qualitative factors listed above. Based on this review, the Compensation and Pension Committee approved the annual incentive award opportunity for each of the Named Executive Officers for the fiscal year ending December 31, 2009, shown in the table below.

Name	Threshold	Target	Maximum

P.J. Curlander	$100,000	$1,200,000	$2,400,000
J.W. Gamble, Jr.	49,500	371,250	742,500
P.A. Rooke	57,000	570,000	997,500
M.S. Canning	45,000	315,000	630,000
R.M. Foresti	35,500	230,750	461,500

The Compensation and Pension Committee must review and certify the business results and the incentive compensation plan attainments before any payments can be made. This review is generally performed in the first quarter of each year and the payout typically occurs shortly thereafter. At its February 17, 2010, meeting, the Compensation and Pension Committee reviewed and certified the business results for the fiscal year ending December 31, 2009, and approved the following payment of annual incentive compensation for each of the Named Executive Officers:

2009 Annual Incentive
Name	Compensation Award

P.J. Curlander	$563,200
J.W. Gamble, Jr.	174,240
P.A. Rooke	267,520
M.S. Canning	197,840
R.M. Foresti	158,299

Total Long-Term Incentive Compensation

The Compensation and Pension Committee determines the appropriate level of each Named Executive Officer’s total long-term incentive compensation opportunity by a comparison to the total long-term incentive compensation of named executive officers of peer companies obtained through proxy statement disclosure and composite survey data as discussed above in the section entitled “Determining Executive Compensation.”

In October 2008, the Compensation and Pension Committee reviewed and evaluated its long-term incentive design, based on a competitive market analysis provided by Pearl Meyer & Partners. Based on that review, the Compensation & Pension Committee revised its 2009 long-term incentive design to provide only equity-based long-term incentive opportunities in lieu of combined equity and cash-based long-term incentive opportunities. The equity-based long-term incentive opportunities are designed to motivate the Named Executive Officers on the achievement of key performance goals and encourage retention, while maintaining alignment with stockholder interests.

Equity-Based Long-Term Incentive Compensation

The Company utilizes equity-based compensation to foster and promote the long-term financial success of the Company and to materially increase stockholder value by motivating superior performance by employees. By providing employees with an ownership interest, their interests are more closely aligned with those of the Company’s stockholders. To determine equity award levels, the Company utilizes the peer group company data and the market survey data discussed above in the section entitled “Determining Executive Compensation,” reviews the value of prior equity awards made to each Named Executive Officer, and evaluates the Named Executive Officer’s expected future contribution to business results. The CEO then makes a grant recommendation for each of the Named Executive Officers, other than himself, to the Compensation and Pension Committee based on this analysis. The Vice President of Human Resources makes a recommendation to the Compensation and Pension Committee for the CEO based on the competitive market data. The Compensation and Pension Committee reviews management’s analysis and recommendations and is ultimately responsible for determining the size of the equity award and approving the grant.

•	2009 Long-Term Incentive Awards. In establishing the long-term incentive opportunity for 2009, the Compensation and Pension Committee targeted the 50th percentile, with a 20% reduction, based upon Pearl Meyer & Partners’ recommendation that market data would likely reveal similar reductions by the Company’s peer group and other technology companies for 2009. On February 20, 2009, the Compensation and Pension Committee awarded each Named Executive Officer, other than Dr. Curlander, a long-term incentive opportunity comprised 60% of performance-based restricted stock units and 40% of time-based restricted stock units. The Compensation and Pension Committee believes that a long-term incentive opportunity comprised of a combination of performance-based and time-based restricted stock units will motivate the Named Executive Officers on the achievement of key performance goals, while maintaining a retention focus. The performance measure for the performance-based restricted stock units is return on net assets, excluding cash and marketable securities, but including restructuring amounts. The performance period is January 1, 2009 through December 31, 2009.

The Compensation and Pension Committee had intended to award Dr. Curlander an equity-based long-term incentive award for 2009. However, Dr. Curlander requested that the Committee not award a long-term incentive opportunity to him for 2009 in an effort to control costs during 2009, while allowing other individuals to receive awards. As a result of Dr. Curlander’s request, his total compensation for 2009, as reported in the Summary Compensation Table, ranks behind three other Named Executive Officers. The Compensation and Pension Committee expects to consider Dr. Curlander for future long-term incentive awards.

The time-based restricted stock unit awards will vest and settle in three approximately equal installments (34%, 33% and 33%, respectively) on February 20, 2011, February 20, 2012 and February 20, 2013, based on the continued employment of the Named Executive Officer on each vesting date. The performance-based restricted stock units to be awarded based on the Company’s achievement of its objective, if any, will be determined in 2010, with vesting and settlement of any earned performance-based restricted stock units to occur in three approximately equal installments (34%, 33% and 33%, respectively) on the second through the fourth anniversaries of the grant date, commencing on February 20, 2011, based on the Named Executive Officer’s continued employment on each vesting date. The Named Executive Officer must be employed on the last day of the performance period to earn the performance-based restricted stock units. Termination of employment prior to such time for any reason will result in forfeiture of the award. The vesting of any earned performance-based restricted stock units after the end of the performance period will be accelerated in the event of the Named Executive Officer’s death, disability or retirement occurring after the completion of the performance period. The time-based restricted stock units awarded, as well as the minimum, target and maximum award levels for the performance-based restricted stock unit awards are set forth in the following table. The fair market values are computed using the closing price of the Common Stock on the date of grant ($19.06).

			Performance-Based RSU Awards
	Time-Based RSU Awards		RSUs(#)	RSUs(#)	RSUs(#)	FMV at Grant
Name	RSUs(#)	FMV at Grant	Min	Target	Max	(Target)

J.W. Gamble, Jr.	21,350	$406,931	16,013	32,025	48,038	$610,397
P.A. Rooke	27,450	523,197	20,588	41,175	61,763	784,796
M.S. Canning	21,350	406,931	16,013	32,025	48,038	610,397
R.M. Foresti	12,200	232,532	9,150	18,300	27,450	348,798

At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance-based restricted stock unit awards, and determined that minimum performance had not been attained for the performance period. Therefore, no performance-based restricted stock units were earned and the awards were cancelled.

•	2009 Stock Options. On May 15, 2009, at the recommendation of the CEO, the Compensation and Pension Committee approved grants of stock options with performance-based vesting, as well as a service condition, for each of the Named Executive Officers, other than Dr. Curlander. The awards were designed to promote the achievement of an essential performance goal, free cash flow, and to foster retention of the Named

Executive Officers. The performance measure selected for the awards is the achievement of a pre-determined amount of free operating cash flow for four consecutive quarters. In determining the value of the grants, the Compensation and Pension Committee considered the value of prior equity awards as well as the additional value required to serve as an effective retention tool. The stock options will become vested and exercisable only if the performance goal is met as of May 15, 2016, otherwise the stock options will be forfeited on that date. The stock options will become vested and exercisable as follows: 34% on May 15, 2011, 33% on May 15, 2013, and 33% on May 15, 2015, or, in each case, the date the performance goal is satisfied, if later, and subject to the Named Executive Officer’s continued employment with the Company from the date of grant until the relevant vesting date. If the performance goal has been satisfied, but the Named Executive Officer’s employment is terminated due to death, disability or retirement before the stock options have become vested, any unvested stock options shall become fully vested on the date of termination due to death, disability or retirement. The stock options will expire on May 15, 2019, if not sooner forfeited or exercised. The following table shows the number of stock options awarded and the Black-Scholes value for each Named Executive Officer.

	Options	Black-Scholes
Name	Granted (#)	Value ($)

J.W. Gamble, Jr.	129,000	$797,775
P.A. Rooke	172,000	1,063,700
M.S. Canning	172,000	1,063,700
R.M. Foresti	86,000	531,850

At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance condition for the stock options, and determined that performance condition had been attained. Therefore, the stock options will become vested on the second, fourth and six anniversaries of the grant date, subject to continued employment on such dates.

•	Stock Options Prior to 2009. The Company utilized stock options annually as a component of each Named Executive Officer’s long-term incentive compensation opportunity and granted restricted stock units to certain of the Named Executive Officers in select instances. In years that the Compensation and Pension Committee awarded stock options, the Company performed an analysis using the Black-Scholes option pricing model to determine the number of options to grant to each of the Named Executive Officers that was determined to be market competitive, taking into consideration the value of the option grants that the individual had received in prior years.

The following table shows the number of stock options awarded during the annual grant process and the Black-Scholes value of grants made to each of the Named Executive Officers since 2007.

Name	Year	Options Granted (#)	Black-Scholes Value ($)

P.J. Curlander	2008	175,000	$1,987,195
	2007	175,000	3,407,169
J.W. Gamble, Jr.	2008	46,000	522,348
	2007	45,000	876,129
P.A. Rooke	2008	46,000	522,348
	2007	45,000	876,129
M.S. Canning	2008	46,000	522,348
	2007	0	0
R.M. Foresti	2008	25,000	283,885

Mr. Canning did not receive a grant of stock options during the annual grant process on February 21, 2007. Prior to his appointment as Vice President and President of PS&SD effective October 1, 2007, Mr. Canning received annual equity awards consistent with the type of equity award provided to other senior managers of the Company. At its meeting on February 21, 2007, the Compensation and Pension Committee approved a grant of 4,500 restricted stock units for Mr. Canning.

At its meeting on July 26, 2007, the Compensation and Pension Committee approved a grant of 25,000 stock options with a Black-Scholes value of $319,750 to each of Messrs. Rooke and Canning. The grants were in addition to the annual equity awards that each of them received in February 2007 and the primary purpose of the grant was in recognition of their new management appointments. In determining the value of the grant, the Compensation and Pension Committee solely considered the new responsibilities to be assumed by each of Messrs. Rooke and Canning.

Stock options are granted at not less than the closing market price of the Common Stock on the grant date, vest ratably over a period of three years, and expire after ten years. Options granted to each of the Named Executive Officers contain a preferential vesting provision that provides for options to continue to vest for 24 months following retirement if at the time of the Named Executive Officer’s retirement the optionee has met certain age and/or service requirements and the optionee agrees to the cancellation of any option grant awarded within the 12 months prior to the retirement date. Stock options granted prior to February 2004 to certain executives and senior managers, including each of the Named Executive Officers, contain a feature that automatically awards a replacement (reload) option upon the exercise of options paid for with previously owned shares of Common Stock. All of the stock options with a reload feature held by Dr. Curlander, Messrs. Rooke, Canning and Foresti were “underwater” or “out of the money” as of December 31, 2009, with exercise prices ranging between $50.08 and $111.50. Mr. Gamble has never been awarded any stock options with a reload feature. The final grant of stock options made by the Company to the Named Executive Officers that include reload features will expire on February 11, 2013, if not exercised.

•	Restricted Stock Units Prior to 2009. The Compensation and Pension Committee periodically awarded restricted stock units to select Company executives, including certain of the Named Executive Officers, at a grant value that the Compensation and Pension Committee believed was an appropriate and useful complement to other long-term awards to provide an incentive to remain with the Company.

On December 17, 2007, when the closing price of the Common Stock was $32.85, the Compensation and Pension Committee approved a grant of 28,500 restricted stock units for each of Messrs. Gamble, Rooke, and Canning and a grant of 14,250 restricted stock units for Mr. Foresti. The purpose of the grant was to provide an incentive to remain with the Company. In determining the value of the grant, the Compensation and Pension Committee weighed heavily the value of the prior unvested restricted stock unit grants awarded to Messrs. Gamble, Rooke, Canning and Foresti and considered the additional value required to serve as an effective retention tool. Approximately one-third of these restricted stock units vest on each of the second through fourth anniversaries of the date of grant.

On February 22, 2006 when the closing price of the Common Stock was $48.05, the Compensation and Pension Committee approved a grant of 50,000 performance-based restricted stock units for Dr. Curlander. The primary purpose for the grant was to ensure that Dr. Curlander would continue his employment with the Company given that a prior restricted stock unit grant made to him in 2001 would be fully vested in 2007 and that he was then and currently is eligible for retirement under the Company’s retirement plan. In determining the value of the grant, the Compensation and Pension Committee weighed heavily the value of the prior restricted stock unit grant awarded to Dr. Curlander for retention purposes. The award is scheduled to vest in approximately equal installments upon the later of the achievement of a specified stock price for ten consecutive trading days or a vesting date applicable to each installment, as described in the following table. The terms of the award required that it would expire seven years after the grant date if the specified Common Stock price targets had not been achieved.

		Approximate Stock
	Specified Common	Price Appreciation
Installment	Stock Price Target	from Grant Date	Vesting Date

1	$60.00	25%	February 22, 2008
2	65.00	35	February 22, 2009
3	70.00	45	February 22, 2010

The $60.00 price target was achieved on October 20, 2006; the $65.00 price target was achieved on November 21, 2006; and the $70.00 price target was achieved on December 14, 2006. As a result,

Dr. Curlander received 17,000 shares of Common Stock on February 22, 2008 and received 16,500 shares of Common Stock on both February 22, 2009 and February 22, 2010.

•	Grant Practice of Equity-Based Awards. Equity-based awards are granted under the Lexmark International, Inc. Stock Incentive Plan and must be approved by the Compensation and Pension Committee. Grants of equity-based awards are generally effective on the date that the Compensation and Pension Committee approves the award. The Compensation and Pension Committee delegated authority to approve awards to each of the CEO and the Vice President of Human Resources, excluding grants made to Section 16 executive officers, on April 26, 2006. The terms of this delegation limit the type and size of each award and all awards in the aggregate made between meetings of the Compensation and Pension Committee and the CEO or Vice President of Human Resources is required to present a report of the equity-based awards that have been granted between each Compensation and Pension Committee meeting at the next regularly scheduled Compensation and Pension Committee meeting. No more than 60,000 shares may be granted between regularly-scheduled Compensation and Pension Committee meetings and no more than 15,000 shares may be granted to an individual pursuant to an equity-based award during such period. Restricted stock grants are limited to a maximum value of $350,000 per individual and must include a vesting schedule of not less than three years. Stock option awards must vest over a period of not less than three years, must not have a term that exceeds ten years, and must not have an exercise price lower than the closing price of the Company’s stock on the grant date. Awards are granted on the first business day of the month following approval by the CEO or the Vice President of Human Resources.

Cash-Denominated Long-Term Incentive Compensation

Prior to 2009, the value of the equity-based compensation opportunity was aggregated with the target value of the cash-denominated compensation opportunity to arrive at the appropriate value of the total long-term incentive compensation opportunity to each Named Executive Officer. The Compensation and Pension Committee is ultimately responsible for determining the target amount of cash-denominated long-term incentive compensation opportunity to award for each of the Named Executive Officers as previously described.

The Company’s long-term incentive plan was designed to reward the achievement of specific performance objectives over a three-year performance cycle. The Compensation and Pension Committee believes that the focus on objectives over a three-year horizon was important in the establishment of a long-term view and alignment of management’s interests with the long-term interests of stockholders. The long-term incentive plan awards were denominated in cash but may be paid in cash, stock or a combination of cash and stock at the Compensation and Pension Committee’s discretion. The Compensation and Pension Committee also may use its discretion to reduce or eliminate any payment to participants. The payment of each executive’s long-term incentive award is conditioned on continued employment and eligibility. In the case of death, long-term disability or retirement during the third year of the performance period for the 2007-2009 Long-Term Incentive Plan, and at any time during the performance period for the 2008-2010 Long-Term Incentive Plan, a prorated payout, if any, will be based on actual financial performance as of the end of the fiscal year in which the executive’s death, long-term disability or retirement occurs. Termination of employment for any reason other than death, long-term disability or retirement prior to the last day of the performance period will result in the forfeiture of the award.

Certain executives, including each of the Named Executive Officers, will be eligible for a cash award at the end of each three-year cycle based on the achievement of the objectives that were established by the Compensation and Pension Committee. Long-term incentive plans outstanding at the end of 2009 were for performance cycles 2007-2009 and 2008-2010. The structure of each plan is as follows:

•	2007-2009 Long-Term Incentive Plan. In 2007, the Compensation and Pension Committee reviewed the objectives set forth in the Company’s strategic plan and established the 2007-2009 Long-Term Incentive Plan. For any payout to occur, minimum objectives must be met for (a) 2009 operating income or (b) market share. If the attainment based upon operating income and market share is below the minimum level established for the 2007-2009 Long-Term Incentive Plan, a financial peer review is performed at the end of the three-year performance period that compares the return on invested capital for the Company with that of its peer companies over the same three-year period. If the Company’s return on invested capital meets or exceeds the median of the three-year average of the return on invested capital of the peer companies included in the S&P Technology, the 2007-2009 Long-Term Incentive Plan will be funded at the threshold level.

The operating income portion of the award is 15%, 50% and 100% of the target opportunity for each of the threshold, target and maximum business objectives. The market share portion of the opportunity is 15%, 50% and 150% of the target award for each of the threshold, target or maximum market share objectives.

•	2008-2010 Long-Term Incentive Plan. Based on the Company’s strategic plan, the Compensation and Pension Committee established the 2008-2010 Long-Term Incentive Plan. For any payout to occur under the plan, minimum objectives must be met for (a) cumulative operating income excluding expenses for restructuring during the 2008 to 2010 performance period or (b) average cash cycle days during the 2008 to 2010 performance period. If the attainment based upon cumulative operating income and average cash cycle days is below the minimum level established for the 2008-2010 Long-Term Incentive Plan, a financial peer review is performed at the end of the three-year period that compares the return on invested capital for the Company with that of its peer companies over the same three-year period. If the Company’s return on invested capital meets or exceeds the median of the three-year average of the return on invested capital of the peer companies included in the S&P Technology Index (or, if such index is no longer available, another appropriate index as determined by the Compensation and Pension Committee), the 2008-2010 Long-Term Incentive Plan will be funded at the threshold level.

The operating income portion of the award is 18%, 60% and 120% of the target opportunity for each of the threshold, target and maximum operating income objectives. The cash cycle portion of the award is 12%, 40% and 80% of the target opportunity for each of the threshold, target or maximum cash cycle objectives.

The following table shows this the Long-Term Incentive Plan award opportunities outstanding at the end of 2009 for each of the Named Executive Officers.

Name	Performance Period	Threshold ($)	Target ($)	Maximum ($)

P.J. Curlander	1/1/2008 - 12/31/2010	$510,000	$1,700,000	$3,400,000
	1/1/2007 - 12/31/2009	510,000	1,700,000	4,250,000

J.W. Gamble, Jr.	1/1/2008 - 12/31/2010	210,000	700,000	1,400,000
	1/1/2007 - 12/31/2009	210,000	700,000	1,750,000

P. A. Rooke	1/1/2008 - 12/31/2010	285,000	950,000	1,900,000
	1/1/2007 - 12/31/2009	285,000	950,000	2,375,000

M.S. Canning	1/1/2008 - 12/31/2010	180,000	600,000	1,200,000
	1/1/2007 - 12/31/2009	112,500	375,000	937,500

R.M. Foresti	1/1/2008 - 12/31/2010	105,000	350,000	700,000

At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the 2007-2009 performance period, and determined that although the Company failed to achieve minimum attainments for 2009 operating income and market share, its return on invested capital for the three-year performance period exceeded that of its peer companies in the S&P Technology Index. Because the return on invested capital for the three-year performance period exceeded that of its peer companies, awards were funded at the threshold level pursuant to the terms of the 2007-2009 Long-Term Incentive Plan.

Pay for Performance: Compensation Realized versus Compensation Opportunity for the Company’s CEO

The complexity of accounting standards and reporting requirements related to equity-based compensation has made it difficult for stockholders to assess the amount of compensation realized relative to the total compensation opportunity for each of the Named Executive Officers. The amount of pay that is reported in the Summary Compensation Table can differ greatly from the amount of pay that is actually realized by a Named Executive Officer. The reason for this disparity is that the Summary Compensation Table includes equity awards that are valued in accordance with the provisions of the Financial Accounting Standards Board (FASB) guidance on share-

based payments and related interpretations. This amount may vary greatly from the amount of compensation ultimately realized by a Named Executive Officer. Consequently, the Compensation and Pension Committee does not believe the values presented in the Summary Compensation Table are the best measure of a Named Executive Officer’s total compensation realized or how compensation correlates to Company performance.

To assess the correlation of a Named Executive Officer’s compensation and the performance of the Company, the Compensation and Pension Committee believes that a Named Executive Officer’s compensation should be analyzed by looking at the amount realized versus the total compensation opportunity and the correlation of such amounts to Company performance. Thus, the Compensation and Pension Committee has included an additional table below, which reflects Dr. Curlander’s total compensation realized versus the total compensation opportunity during the last five years. Consistent with the Compensation and Pension Committee’s pay-for-performance philosophy, a significant portion of a Named Executive Officer’s total compensation opportunity is dependent upon the success of the Company. The amount realized by a Named Executive Officer, therefore, will have a direct correlation to the performance of the Company.

Consistent with the Compensation and Pension Committee’s philosophy of requiring a significant portion of an executive officer’s compensation be “at risk,” 55% or more (83% or more in four of the five years) of Dr. Curlander’s total compensation opportunity has been at risk in each of the last five years. A smaller percentage was at risk in 2009, because Dr. Curlander requested that the Compensation and Pension Committee not award him a long-term incentive compensation award in an effort to control costs during 2009, while allowing other individuals to receive awards. This significantly reduced his total compensation “at risk” and his total compensation opportunity for 2009. As a result of Dr. Curlander’s request, his total compensation for 2009, as reported in the Summary Compensation Table, ranks behind three other Named Executive Officers. The Compensation and Pension Committee expects to consider Dr. Curlander for future long-term incentive awards.

Dr. Curlander only receives the “at risk” compensation if the Company’s performance meets pre-established performance goals in line with the Company’s annual business plan and strategic plan with respect to the short-term incentive compensation and long-term incentive compensation opportunities. Additionally, consistent with the Compensation and Pension Committee’s pay-for-performance philosophy of aligning performance criteria with stockholder interests, a significant portion of the equity component of a Named Executive Officer’s total compensation opportunity is only realized if the Company’s stock price increases. For each of the last five years, other than 2009, Dr. Curlander has realized less than 33% of his total compensation opportunity. In 2009, Dr. Curlander realized more than 70% of his total compensation opportunity, which was significantly reduced in comparison to prior years, because Dr. Curlander requested that the Compensation and Pension Committee not grant him an equity award for 2009. Although the Company has achieved certain short-term performance objectives during the past five years, the amount of compensation realized by Dr. Curlander has been limited, because a large part of Dr. Curlander’s total compensation opportunity is dependent not only on the Company’s short-term performance, but also on the Company’s long-term performance. Because a significant portion of Dr. Curlander’s compensation is dependent upon the near-term and long-term success of the Company, the amount realized by Dr. Curlander in relation to his total compensation opportunity increases or decreases as Company performance increases or decreases.

The following table below sets forth Dr. Curlander’s total compensation opportunity by compensation component versus the amount he realized for each component during each of the last five years.

CEO Compensation Opportunity

	2005	2006	2007	2008	2009

Opportunity
Base	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Annual Bonus	1,040,000	1,040,000	1,200,000	1,200,000	1,200,000
LTIP	1,575,000	1,575,000	1,700,000	1,700,000	N/A
Stock Option Grants(1)	2,636,985	3,442,618	3,407,169	1,987,195	0
RSU Grants	0	2,066,554	0	0	0

Total Opportunity	$6,251,985	$9,124,172	$7,307,169	$5,887,195	$2,200,000

% at Risk	84%	89%	86%	83%	55%
Actual Received
Base	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Annual Bonus	160,000	1,048,320	0	335,880	563,200
LTIP	590,625	0	510,000	TBD	N/A
Stock Option Grants(2)	0	0	0	0	0
RSU Grants(3)	0	870,900	0	0	0

Total Received as of 12/31/2009	$1,750,625	$2,919,220	$1,510,000	$1,335,880	$1,563,200

% Received as of 12/31/2009	28%	32%	21%	23%	71%

(1)	Amount reported reflects the grant date fair value for stock options awarded to Dr. Curlander in the relevant year using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date fair value were as follows: expected dividend yield — none; expected stock price volatility — 24% for the 2005 option grant, 32% for the 2006 option grant, 30% for the 2007 option grant, and 33% for the 2008 option grant; risk-free interest rate — 3.4% for the 2005 option grant, 4.7% for each of the 2006 and 2007 option grants, and 3.0% for the 2008 option grant; and expected life of the options — 2.9 years for the 2005 option grant, 3.1 years for the 2006 option grant, 4.0 years for the 2007 option grant, and 4.9 years for the 2008 option grant. The Black-Scholes value reported as the opportunity in 2006 does not include the Black-Scholes value of reload stock options that Dr. Curlander received in 2006, which relate to stock options Dr. Curlander received prior to the five-year period reported above.

(2)	As of December 31, 2009, all of the stock options granted to Dr. Curlander between 2005 and 2008 were “underwater” with exercise prices ranging from $33.26 to $84.80 per share. Consequently, Dr. Curlander has not exercised any of the options granted to him between 2005 and 2008. Thus, he has not realized any compensation with respect to stock options granted to him during the past five years. Although all of Dr. Curlander’s stock options granted between 2005 through 2008 were “underwater” as of December 31, 2009, the stock options granted have a Black-Scholes value of $4,225,158 as of December 31, 2009, compared to the grant date fair value of $11,473,967. However, the stock price would have to reach approximately $52 per share before Dr. Curlander would fully realize the current Black-Scholes value of $4,225,158. The December 31, 2009 Black-Scholes value was calculated by Mercer Human Resources Consulting applying the following assumptions: expected dividend yield — none; expected stock price volatility — 42.19% for the 2005 option grant, 39.07% for the 2006 option grant, 37.49% for the 2007 option grant, and 37.13% for the 2008 option grant; risk-free interest rate — 2.48% for the 2005 option grant, 2.89% for the 2006 option grant, 3.24% for the 2007 option grant, and 3.48% for the 2008 option grant; and expected life of the options — the remaining contractual term less six months. The grant date fair value assumptions are set forth in footnote 1 of this Table.

(3)	On February 22, 2006, Dr. Curlander received an award of 50,000 performance-based restricted stock units. The award agreement provides that the restricted stock units shall become vested and the shares of Company Stock will be distributed upon the later of both (i) the achievement of specified stock prices for ten consecutive trading days and (ii) the second, third and fourth anniversaries of the grant date. Because the performance measures were first achieved in 2006, the restricted stock units shall become vested in approximately equal amounts on the second, third and fourth anniversaries of the grant date. Thus, 17,000 restricted stock units became vested on February 22, 2008 and 16,500 restricted stock units became vested on each of February 22, 2009 and February 22, 2010. Based on the closing price of the Common Stock on December 31, 2009, the unvested restricted stock units as of such date had an unrealized value of $428,670.

Retirement Plans and Other Benefits

The Company provides retirement and other benefit plans in which qualified employees, including each of the Named Executive Officers, are eligible to participate. Each plan is designed to offer competitive benefits in order to attract and retain talent and is described in detail as follows:

•	Defined Benefit Retirement Plans. All employees in the United States, including each of the Named Executive Officers, were eligible to participate in the Lexmark Retirement Growth Account Plan prior to April 3, 2006. The plan is a cash balance defined benefit plan under which benefit accruals were frozen effective April 3, 2006. To the extent that a participant’s eligible compensation was not considered under the Lexmark Retirement Growth Account Plan due to the Internal Revenue Code Section 401(a)(17) limit, the Company maintains a non-qualified, unfunded, noncontributory plan known as the Lexmark Nonqualified Supplemental Retirement Plan. This plan provides for the same benefits that would have been provided under the cash balance defined benefit plan without such limitation. Benefit accruals under the Lexmark Nonqualified Supplemental Retirement Plan were frozen as a result of the Company’s actions to freeze benefits under the Lexmark Retirement Growth Account Plan. A description of the Lexmark Retirement Growth Account Plan and the Lexmark Nonqualified Supplemental Retirement Plan follows the “Pension Benefits” table.

•	Defined Contribution Plans. The Lexmark Savings Plan is a tax-favored 401(k) plan that allows eligible employees, including each of the Named Executive Officers, to contribute on a pre-tax basis up to 50% of eligible compensation, as defined in the plan, subject to Internal Revenue Code limitations ($16,500 for pre-tax contributions and $5,500 for catch-up contributions in 2009).The Company makes an automatic Company contribution of 1% of each employee’s eligible compensation and a Company matching contribution of up to 5% of the employee’s eligible compensation.

•	Supplemental Deferred Compensation Plan. The Lexmark Supplemental Savings and Deferred Compensation Plan allows eligible employees, including each of the Named Executive Officers, to defer up to 100% of eligible compensation in excess of the Internal Revenue Code Section 401(a)(17) limit ($245,000 in 2009) and to receive a Company matching contribution of up to 6% of the participant’s eligible excess compensation. A description of the Lexmark Supplemental Savings and Deferred Compensation Plan follows the “Non-Qualified Deferred Compensation” table.

•	Deferred Stock Units. The Lexmark International, Inc. Stock Incentive Plan entitles a participant, including each of the Named Executive Officers, to elect to defer receipt of all or a portion of his annual incentive compensation, and receive an award of deferred stock units. These deferred stock units are fully vested at all times and settle on the earlier of the fifth anniversary of the grant date or the termination date due to retirement (subject to a six-month delay as required under Internal Revenue Code Section 409A), death or disability. The participant also receives an additional award of supplemental deferred stock units upon deferral with a value equal to 20% of the compensation deferred. These supplemental deferred stock units vest and settle on the fifth anniversary of the date that the compensation deferred would otherwise have been paid, subject to continued employment from the date of deferral through the settlement date. Supplemental deferred stock units will vest and settle in full upon termination of employment due to death or disability.

•	Health and Welfare Benefits. Each of the Named Executive Officers are eligible to participate in the same health and welfare benefit plans that are available to all eligible employees of the Company.

Termination and Change in Control Agreements

Each of the Named Executive Officers has entered into a change in control agreement with the Company, effective as of November 1, 2008. The Compensation and Pension Committee believes that these agreements are in the best interest of the Company and its stockholders to ensure the continued focus and dedication of each Named Executive Officer to the business of the Company without the distraction or personal financial concern if the Company were to be acquired by another company. These agreements ensure that the Named Executive Officers will continue to perform services on behalf of the Company when a change in control is pending, and protects the Named Executive Officers against the potential loss of their positions following a change in control. These agreements provide certain severance benefits only upon a double trigger, meaning severance benefits will only be paid to a Named Executive Officer if the following two events occur: (i) a change in control of the Company, and (ii) within 12 months prior to a change in control, the Named Executive Officer’s employment is terminated by the Company in connection with or in anticipation of the Change in Control, or within 24 months following the change in control of the Company, the Named Executive Officer’s employment is terminated by the Company without “cause” or by the Named Executive Officer with “good reason.” A description of the material terms and potential payments provided under the change in control agreements for each of the Named Executive Officers is included in the narrative of the “Termination and Change in Control Payments” section.

In addition, effective November 1, 2008, the Company entered into two-year employment agreements with each of the Named Executive Officers that provide severance benefits upon an involuntary termination of employment or a voluntary termination by a Named Executive Officer with “good reason.” The Compensation and Pension Committee believes that the severance benefits offered under the employment agreements represent a significant component of each Named Executive Officer’s total compensation package, are market competitive and not excessive, and are essential to the Company’s ability to attract and retain key executive officers. The benefits offered under the employment agreements allow the executives to continue to focus their efforts and attention on the Company’s business operations and execution of the Company’s strategic plan. A description of the material terms and the payments provided under the employment agreements for each of the Named Executive Officers is included in the narrative of the “Termination and Change in Control Payments” section.

Perquisites

The Company provides each of the Named Executive Officers with perquisites that the Company and the Compensation and Pension Committee believe are reasonable, not excessive, and consistent with its overall compensation philosophy.

Each of the Named Executive Officers is entitled to reimbursement for qualified payments towards financial planning. At its meeting on February 18, 2009, the Compensation and Pension Committee agreed to discontinue offering a tax gross-up payment for the reimbursement of financial planning expenses. The Compensation and Pension Committee asked Pearl Meyer & Partners to prepare a report regarding financial planning reimbursement industry practices. This report was reviewed at the April 22, 2009 Compensation and Pension Committee meeting, and as a result, the reimbursement levels were increased from $5,000 to $6,000, annually, for each of the Named Executive Officers, other than Dr. Curlander, and from $10,000 to $12,000, annually, for Dr. Curlander.

In addition, Dr. Curlander’s spouse may accompany him on the Company aircraft when he is traveling for business and there is no incremental cost to the Company.

Stock Ownership

The Compensation and Pension Committee believes in aligning the interests of executive officers with the long-term interests of stockholders. Consistent with this philosophy, the Compensation and Pension Committee recommended, and the Board approved, stock ownership guidelines for certain executive officers, including each of the Named Executive Officers. These guidelines require that until the ownership goal is reached, each of the Named Executive Officers must retain a percentage of after tax net shares on the exercise of any stock options and the vesting and settlement of restricted stock units. That percentage is 100% for Dr. Curlander and 50% for each of the other Named Executive Officers. The guideline requires Dr. Curlander to hold a minimum of five times base salary and each of the other Named Executive Officers to hold a minimum of three times base salary in value of the

Common Stock. The Compensation and Pension Committee annually reviews the actual stock ownership of each Named Executive Officer compared to his or her stock ownership guideline. Information on the number of stock options, restricted stock units and vested deferred stock units is also presented to the Compensation and Pension Committee during the review of stock ownership.

Tally Sheets

The Compensation and Pension Committee annually reviews tally sheets that set forth the total annual compensation for each of the Named Executive Officers and certain other executive officers. The Compensation and Pension Committee believes that tally sheets are important to maintain visibility to amounts realized by each of the Named Executive Officers annually under various termination and change in control scenarios. The tally sheets include the dollar amount that would be realized by the executive officer under four termination and change in control scenarios. These scenarios include voluntary termination (including retirement), involuntary termination without cause or voluntary termination by the employee for good reason, change in control without a termination of employment, and termination following a change in control.

Executive Compensation Recovery Policy

In February 2009, the Compensation and Pension Committee and the Corporate Governance and Public Policy Committee recommended to the Board of Directors the adoption of an Executive Compensation Recovery Policy that is applicable to certain employees, including each of the Named Executive Officers. The Board of Directors adopted the policy on February 19, 2009, and it applies to all incentive compensation and equity awards granted after such date. Under the Executive Compensation Recovery Policy, if a Covered Employee’s fraud, gross negligence or intentional misconduct causes the Company to restate all or a portion of its financial information that has been filed with the Securities and Exchange Commission, the Company, to the extent permitted by applicable law, shall be able to recoup certain payments from the Covered Employee, who engaged in the prohibited conduct, and from certain other executive officers, including each of the Named Executive Officers, who benefited from such misconduct. With respect to a Covered Employee who engages in the prohibited conduct requiring a restatement of financial information, the Company shall recoup (i) 100% of the incentive compensation (annual bonuses, long-term incentive compensation, and performance-based equity awards) paid to the Covered Employee during the period beginning at the time of the initial public disclosure of the misstated financial information and ending 12 months following the date of the initial filing of any financial statement that must be restated (the “Recovery Period”), and (ii) 100% of the gains realized by the Covered Employee from the vesting and settlement of any restricted stock unit or other equity award or the vesting or exercise of any stock option, the sale of any stock acquired pursuant to the vesting and settlement of any restricted stock unit or any other equity award or the vesting and exercise of any stock option, and all cash awards granted under the Company’s equity incentive plans. In addition, the Policy requires the Covered Employee to forfeit any vested and unvested stock options, restricted stock units and any other equity awards. With respect to certain other Covered Employees, including each Named Executive Officer, who benefits from the misconduct, the Policy provides that the Company may recoup from such Covered Employees the excess incentive compensation paid during the Recovery Period over the amount that would have been paid if the financial information had been correctly reported.

In addition, each stock option agreement and restricted stock unit agreement awarded to employees of the Company, including each Named Executive Officer, provides that if the employee violates the non-compete, non-interference, non-disparagement, or non-disclosure restrictions set forth in the agreement or otherwise acts against the best interests of the Company, the employee shall (i) forfeit any unexercised portion of the stock option or unvested portion of the restricted stock unit; and (ii) repay to the Company an amount equal to the stock option gains or the income realized upon vesting of the restricted stock units within 18 months preceding the earlier of the violation of one of the restrictions or the termination of the employee’s employment through the later of 18 months following the violation of one of the restrictions or such period of time it takes the Company to discover the violation.

COMPENSATION COMMITTEE REPORT

The Compensation and Pension Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the review and discussions with management, the Compensation and Pension Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

William R. Fields, Chair
Teresa Beck
Kathi P. Seifert

EXECUTIVE COMPENSATION

The information set forth below describes the components of the total compensation of each of the Named Executive Officers. The Named Executive Officers are determined based on 2009 total compensation excluding the change in pension value and nonqualified deferred compensation earnings, as disclosed in the Summary Compensation Table. Also described below are the contracts, plans, and arrangements providing for payments to each of the Named Executive Officers in connection with a termination of the Named Executive Officer, a change in control of the Company or certain changes in the Named Executive Officer’s responsibilities.

The following table sets forth the total compensation for each of the Named Executive Officers during the year ended December 31, 2009.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All
Name and Principal		Salary	Bonus	Awards ($)	Awards ($)	Compensation ($)	Earnings	Other	Total
Position	Year	($)	($)	(2)	(3)	(4)	($)(5)	Compensation ($)(6)	($)
(1)(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

P.J. Curlander	2009	$1,003,846	$0	$0	$0	$1,073,200	$280,728	$91,503	$2,449,277
Chairman and Chief Executive	2008	1,007,692	0	0	1,987,195	335,880	0	75,787	3,406,554
Officer	2007	1,003,846	0	0	3,407,169	590,625	0	180,561	5,182,201

J.W. Gamble, Jr.	2009	496,904	0	1,017,328	797,775	384,240	991	36,404	2,733,642
Executive Vice President and	2008	498,808	0	0	522,348	127,680	866	32,077	1,181,779
Chief Financial Officer	2007	489,115	0	936,225	876,129	265,962	2,074	61,345	2,630,850

P.A. Rooke	2009	572,192	0	1,307,993	1,063,700	552,520	80,764	54,643	3,631,812
Executive Vice President and	2008	574,385	0	0	522,348	319,388	42,645	47,650	1,506,416
Division President	2007	565,269	0	936,225	1,195,879	430,071	14,446	79,583	3,221,473

M.S. Canning	2009	451,731	0	1,017,328	1,063,700	310,340	0	34,981	2,878,080
Vice President and	2008	453,461	0	0	522,348	129,780	7,373	33,296	1,146,258
Division President	2007	404,135	0	1,220,220	319,750	209,815	26,101	45,202	2,225,223

R.M. Foresti	2009	356,365	0	581,330	531,850	158,299	0	27,803	1,655,647
Vice President of Asia Pacific and Latin America

(1)	Although Dr. Curlander is typically the most highly compensated Named Executive Officer of the Company, his total compensation for 2009, as reported above, ranks fourth. In 2009, the Compensation and Pension Committee had intended to award Dr. Curlander an equity-based long-term incentive award. However, Dr. Curlander requested that the Compensation and Pension Committee not award a long-term incentive opportunity to him in an effort to control costs during 2009, while allowing other individuals to receive awards. The Compensation and Pension Committee expects to consider Dr. Curlander for future long-term incentive awards.

(2)	Consists of the grant date fair value dollar amount computed in accordance with the provisions of the FASB guidance on share-based payments and related interpretations for all restricted stock units granted during the years presented above. The grant date fair value for restricted stock units with time-based vesting is computed by multiplying the number of units by the closing price of a share of Common Stock on the grant date. For the 2009 performance-based restricted stock units, the grant date fair value is computed by multiplying the target number of units by the closing price of a share of Common Stock on the grant date, based on the Company’s determination that performance at target would be the probable outcome of the performance condition as of the grant date. The grant date fair value for the 2009 performance-based restricted stock units for the Named Executive Officers receiving such awards would be as follows if the maximum performance were achieved for the 2009 performance period: Mr. Gamble - $915,604; Mr. Rooke — $1,177,203; Mr. Canning — $915,604; and Mr. Foresti — $523,197. Refer to the Compensation Discussion and Analysis “2009 Long-Term Incentive Awards” section for further detail. At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance-based restricted stock unit awards, and determined that minimum performance had not been attained for the performance period. Therefore, no performance-based restricted stock units were earned and the awards were cancelled.

(3)	Consists of the grant date fair value dollar amount computed in accordance with the provisions of the FASB guidance on share-based payments and related interpretations for all stock options granted during the years presented above. The grant date fair value was established using the Black-Scholes stock option valuation model. Assumptions used in the calculation of these awards are disclosed in footnote 5 of the “Grants of Plan-Based Awards” table.

(4)	For 2009, consists of annual incentive compensation under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan for the fiscal year ending December 31, 2009 and the payment under the 2007-2009 Long-Term Incentive Plan as detailed in the table that follows:

	2009	2007-2009	Total Non-Equity
	Annual Incentive	Long-Term	Incentive Plan
Name	Compensation	Incentive Plan	Compensation

P.J. Curlander	$563,200	$510,000	$1,073,200
J.W. Gamble, Jr.	174,240	210,000	384,240
P.A. Rooke	267,520	285,000	552,520
M.S. Canning	197,840	112,500	310,340
R.M. Foresti	158,299	0	158,299

For 2008, consists of annual incentive compensation under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan for the fiscal year ending December 31, 2008. No payments were made under the 2006-2008 Long-Term Incentive Plan.

For 2007, consists of annual incentive compensation under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan for the fiscal year ending December 31, 2007 and the payment under the 2005-2007 Long-Term Incentive Plan as detailed in the table that follows.

	2007	2005-2007	Total Non-Equity
	Annual Incentive	Long-Term	Incentive Plan
Name	Compensation	Incentive Plan	Compensation

P.J. Curlander	$0	$590,625	$590,625
J.W. Gamble, Jr.	50,337	215,625	265,962
P.A. Rooke	186,321	243,750	430,071
M.S. Canning	97,315	112,500	209,815

(5)	Consists of the change in pension value during the years presented above under the Lexmark Retirement Growth Account Plan and the Lexmark Nonqualified Supplemental Retirement Plan. See the section entitled “Pension Benefits” for a description of these plans. Lexmark does not pay above-market or preferential earnings on nonqualified deferred compensation.

(6)	For 2009, the following table contains a breakdown of the value of compensation and benefits included in the column entitled “All Other Compensation.”

			Matching
			Contribution
			under the
		Matching	Supplemental
	Financial	Contribution under	Deferred
	Planning	the Lexmark	Compensation
Name	Reimbursement	Savings Plan	Plan	Other		Total

P.J. Curlander	$11,350	$14,700	$65,453	$0	(a)	$91,503
J.W. Gamble, Jr.	0	14,700	21,704	0		36,404
P.A. Rooke	1,280	14,700	38,663	0		54,643
M.S. Canning	550	14,700	19,731	0		34,981
R.M. Foresti	0	14,700	12,288	815	(b)	27,803

(a)	During 2009, Dr. Curlander’s spouse accompanied him on three business trips on the corporate aircraft at no incremental cost to the Company. Dr. Curlander is taxed on the imputed income attributable to such personal use ($3,089, as calculated using the Standard Industry Fare Level (SIFL) rates) and does not receive tax assistance from the Company with respect to this amount.

(b)	In accordance with the Company’s relocation policy that is applicable to all existing employees, Mr. Foresti received relocation assistance in the amount of $528 and a tax gross-up related to such expenses in the amount of $287 in 2009.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Underlying	of Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options (#)	Awards	Awards ($)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(3)	(4)	($/Sh)	(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

P.J. Curlander	—	$100,000	$1,200,000	$2,400,000
J.W. Gamble, Jr.	—	49,500	371,250	742,500
	02/20/2009				16,013	32,025	48,038				$610,397
	02/20/2009							21,350			$406,931
	05/15/2009								129,000	$17.12	$797,775
P.A. Rooke	—	57,000	570,000	997,500
	02/20/2009				20,588	41,175	61,763				$784,796
	02/20/2009							27,450			$523,197
	05/15/2009								172,000	$17.12	$1,063,700
M.S. Canning	—	45,000	315,000	630,000
	02/20/2009				16,013	32,025	48,038				$610,397
	02/20/2009							21,350			$406,931
	05/15/2009								172,000	$17.12	$1,063,700
R.M. Foresti	—	35,500	230,750	461,500
	02/20/2009				9,150	18,300	27,450				$348,798
	02/20/2009							12,200			$232,532
	05/15/2009								86,000	$17.12	$531,850

(1)	The award opportunity for the 2009 performance period for each Named Executive Officer under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan (“SEICP”) is 0.6% of the Company’s Operating Income, which may be reduced by the Compensation and Pension Committee, in its sole discretion, based on any factors it deems reasonable. For 2009, the Compensation and Pension Committee has determined that annual incentive awards may be subject to reduction based on the factors set forth in the Company’s 2009 Incentive Compensation Plan. Based on those possible reduction factors, the first row for each Named Executive Officer in this column, entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” consists of potential future payments of annual incentive compensation with respect to fiscal year 2009 under the SEICP.

(2)	Performance-based restricted stock unit awards in 2009 are granted under the Lexmark International, Inc. Stock Incentive Plan. The performance measure for these units is return on net assets, excluding cash, but including any restructuring amounts. The performance period is January 1, 2009 through December 31, 2009. Vesting and settlement of any earned performance-based restricted stock units will occur in three approximately equal installments (34%, 33%, 33%, respectively) on the second through the fourth anniversaries of the grant date, commencing on February 20, 2011. Target levels are set based on 100% achievement of the goal. Threshold represents goal achievement at the minimum performance level (50%) and maximum represents goal achievement at the maximum performance level (150%). If threshold performance is not achieved then no performance shares will be earned. The number of performance shares earned would be interpolated in the event that the Company’s performance varied between threshold and maximum, as determined by the Committee. At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance-based restricted stock unit awards, and determined that minimum performance had not been attained for the performance period. Therefore, no performance-based restricted stock units were earned and the awards were cancelled.

(3)	Restricted stock unit awards in 2009 are granted under the Lexmark International, Inc. Stock Incentive Plan. These restricted stock units vest and settle in three approximately equal installments (34%, 33%, 33%, respectively) on the second through the fourth anniversaries of the grant date, commencing on February 20, 2011.

(4)	Stock option awards with performance-based vesting are granted in 2009 under the Lexmark International, Inc. Stock Incentive Plan. The awards were designed to promote the achievement of an essential performance goal, free cash flow, and to foster retention. The stock options will become vested and exercisable only if the performance condition is met as of May 15, 2016, otherwise the stock options shall be forfeited on such date. The stock options shall become vested and exercisable as follows: 34% on May 15, 2011, 33% on May 15,

2013, and 33% on May 15, 2015, or, in each case, the date the performance goal is satisfied, if later, and subject to continued employment with the company from the date of grant until the relevant vesting date. Each option permits the optionee to (i) pay for the exercise price with previously owned shares of Common Stock and (ii) satisfy tax-withholding obligations with shares acquired upon exercise. The exercise price is the closing stock price of a share of Common Stock on the grant date. At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance condition for the stock options, and determined that the performance condition had been attained. Therefore, the stock options shall become vested and exercisable as follows: 34% on May 15, 2011, 33% on May 15, 2013, and 33% on May 15, 2015.

(5)	Unless otherwise noted, the value for restricted stock units was determined by multiplying the number of units granted by the closing price of a share of Common Stock on the grant date. The grant date fair value for performance-based restricted stock units was determined by using the target performance units, which was determined to be the probable outcome of the performance condition as of the grant date.

The grant date fair value for the stock options with performance-based vesting was established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date fair value of options granted during 2009 were in accordance with the provisions of the FASB guidance on share-based payments and related interpretations. The stock options with performance-based vesting were valued as three separate tranches (Tranche 1 — 34%, Tranche 2 — 33% and Tranche 3 — 33%). The assumptions used to calculate the grant date fair value of each tranche are listed below:

a.	Expected Volatility — The standard deviation of the weekly closing stock price over the period equal to the expected life for each tranche immediately preceding the grant date.

Tranche 1 — 36.36% volatility; Tranche 2 — 34.87% volatility; Tranche 3— 34.64% volatility.

b.	Risk-Free Interest Rate — The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life for each tranche.

Tranche 1 — 1.51% interest rate; Tranche 2 — 2.20% interest rate; Tranche 3 — 2.75% interest rate.

c.	Dividend Yield — The expected dividend yield was 0% based on the historical dividend yield.

d.	Expected Life — The expected life of grants was 3.6 years for Tranche 1, 5.6 years for Tranche 2 and 7.6 years for Tranche 3.

Employment Agreements

On November 1, 2008, the Company entered into employment agreements with each of the Named Executive Officers. The Company’s standard form of employment agreement was revised by the Company in 2008, primarily to comply with Section 409A of the Internal Revenue Code and the regulations issued thereunder and to eliminate the automatic renewal provisions provided in the prior form of employment agreement. The terms and conditions of the new form of employment agreement are otherwise substantially similar to the prior form of employment agreement. The new standard form of employment agreement provides for a fixed term of employment commencing on November 1, 2008 and ending on October 31, 2010. Thereafter, each Named Executive Officer’s employment shall continue at will. A description of the material terms and the payments provided for under the employment agreements for each of the Named Executive Officers is detailed in the section entitled “Termination and Change in Control Payments.”

Indemnification Agreements

The Company has entered into indemnification agreements with each of the Named Executive Officers, which require the Company to indemnify them against certain liabilities that may arise as a result of their status or service as directors and/or officers of the Company and its subsidiaries. The indemnification protection commences on the date of the agreement and continues through the later of ten years after the Named Executive Officer’s termination of employment or the final termination of any Proceeding, as defined in the agreement, then pending in which the Named Executive Officer is granted rights of indemnification or advancement of expenses or any Proceeding commenced by the Named Executive Officer seeking indemnification or payment of expenses.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
													Equity
													Incentive
												Equity	Plan
												Incentive	Awards:
												Plan	Market or
												Awards:	Payout
					Equity							Number of	Value of
					Incentive						Market	Unearned	Unearned
					Plan						Value of	Shares,	Shares,
					Awards:						Shares or	Units or	Units or
			Number of	Number of	Number of					Number of	Units of	Other	Other
			Securities	Securities	Securities					Shares or	Stock	Rights	Rights
			Underlying	Underlying	Underlying					Units of	That	That	That
			Unexercised	Unexercised	Unexercised	Option				Stock That	Have Not	Have Not	Have Not
			Options	Options	Unearned	Exercise	Option			Have Not	Vested	Not	Not
			(#)	(#)	Options	Price	Expiration			Vested	(1)	Vested	Vested
Name			Exercisable	Unexercisable	(#)	($)	Date			(#)	($)	(#)	($)
(a)	Grant Date		(b)	(c)	(d)	(e)	(f)	Grant Date		(g)	(h)	(i)	(j)

P. J. Curlander	02/07/2000	(2)(3)	110,000	—		$109.4375	02/07/2010	02/22/2006	(4)	16,500	$428,670
	02/07/2000	(3)(5)	110,000	—		109.4375	02/07/2010
	02/21/2001	(5)	150,000	—		50.0800	02/21/2011
	02/20/2002	(5)	150,000	—		50.4800	02/20/2012
	02/11/2003	(5)	150,000	—		58.4200	02/11/2013
	02/25/2004	(6)	150,000	—		81.0400	02/25/2014
	02/09/2005	(6)	150,000	—		84.8000	02/09/2015
	02/22/2006	(6)	225,000	—		48.0500	02/22/2016
	02/21/2007	(6)	117,250	57,750		63.1100	02/21/2017
	02/20/2008	(6)	59,500	115,500		33.2600	02/20/2018
J.W. Gamble, Jr.	10/26/2005	(6)	50,000	—		40.9400	10/26/2015	12/17/2007	(7)	18,810	488,684
	02/22/2006	(6)	60,000	—		48.0500	02/22/2016	02/20/2009	(7)	21,350	554,673
	02/21/2007	(6)	30,150	14,850		63.1100	02/21/2017
	02/20/2008	(6)	15,640	30,360		33.2600	02/20/2018
	05/15/2009	(8)	—	129,000		17.1200	05/15/2019
P.A. Rooke	02/07/2000	(2)(3)	25,000	—		109.4375	02/07/2010	02/25/2004	(9)	3,960	102,881
	02/07/2000	(3)(5)	25,000	—		109.4375	02/07/2010	02/22/2006	(10)	9,000	233,820
	02/21/2001	(5)	18,800	—		50.0800	02/21/2011	12/17/2007	(7)	18,810	488,684
	02/20/2002	(5)	39,700	—		50.4800	02/20/2012	02/20/2009	(7)	27,450	713,151
	10/31/2002	(5)	12,000	—		59.4200	10/31/2012
	02/11/2003	(5)	37,600	—		58.4200	02/11/2013
	02/25/2004	(6)	47,000	—		81.0400	02/25/2014
	05/24/2004	(11)	678	—		92.7600	02/11/2013
	10/27/2004	(11)	7,512	—		80.0100	02/21/2011
	10/27/2004	(11)	2,228	—		80.0100	10/31/2012
	10/27/2004	(11)	6,079	—		80.0100	02/11/2013
	02/01/2005	(11)	9,734	—		83.3500	02/21/2011
	02/01/2005	(11)	4,422	—		83.3500	02/20/2012
	02/09/2005	(6)	47,000	—		84.8000	02/09/2015
	02/22/2006	(6)	60,000	—		48.0500	02/22/2016
	02/21/2007	(6)	30,150	14,850		63.1100	02/21/2017
	07/26/2007	(6)	16,750	8,250		42.2100	07/26/2017
	02/20/2008	(6)	15,640	30,360		33.2600	02/20/2018
	05/15/2009	(8)	—	172,000		17.1200	05/15/2019
M.S. Canning	02/07/2000	(3)(5)	8,000	—		109.4375	02/07/2010	12/01/2006	(12)	1,000	25,980
	04/26/2000	(13)	8,000	—		111.5000	04/26/2010	02/21/2007	(14)	2,250	58,455
	02/20/2002	(5)	3,000	—		50.4800	02/20/2012	12/17/2007	(7)	18,810	488,684
	02/11/2003	(5)	12,000	—		58.4200	02/11/2013	02/20/2009	(7)	21,350	554,673
	01/27/2004	(11)	3,556	—		84.5000	02/21/2011
	01/27/2004	(11)	1,793	—		84.5000	02/20/2012
	02/25/2004	(11)	1,858	—		80.8800	02/21/2011
	02/25/2004	(11)	1,873	—		80.8800	02/20/2012
	02/25/2004	(11)	2,167	—		80.8800	02/11/2013
	02/25/2004	(15)	18,000	—		81.0400	02/25/2014
	02/09/2005	(15)	18,000	—		84.8000	02/09/2015
	11/10/2006	(11)	4,572	—		65.7300	02/21/2011
	11/10/2006	(11)	4,608	—		65.7300	02/20/2012
	07/26/2007	(6)	16,750	8,250		42.2100	07/26/2017
	02/20/2008	(6)	15,640	30,360		33.2600	02/20/2018
	05/15/2009	(8)	—	172,000		17.1200	05/15/2019
R.M. Foresti	05/05/2003	(5)	10,000	—		75.9800	05/05/2013	02/21/2007	(14)	2,250	58,455
	02/25/2004	(15)	15,000	—		81.0400	02/25/2014	12/17/2007	(7)	9,405	244,342
	02/09/2005	(15)	15,000	—		84.8000	02/09/2015	02/20/2009	(7)	12,200	316,956
	02/20/2008	(6)	8,500	16,500		33.2600	02/20/2018
	05/15/2009	(8)	—	86,000		17.1200	05/15/2019

(1)	Based on the closing price of the Common Stock on December 31, 2009 ($25.98).

(2)	The stock options became 100% vested and exercisable on August 7, 2009.

(3)	The stock options expired unexercised on February 7, 2010.

(4)	Award consists of 50,000 performance-based restricted stock units scheduled to vest and settle in three approximately equal installments (34%, 33%, and 33% per year) on the later of the achievement of a specified stock price for ten consecutive trading days or a vesting date applicable to each installment. Since each stock price target has been achieved, 17,000 of the units vested and settled on February 22, 2008, 16,500 units vested and settled on both February 22, 2009 and February 22, 2010. Refer to the Compensation Discussion and Analysis section entitled “Equity-Based Long-Term Incentive Compensation” for a further description of this award.

(5)	The stock options vest and become exercisable in five equal annual installments (20% of grant per year) on the first through the fifth anniversaries of the grant date.

(6)	The stock options vest and become exercisable in three approximately equal annual installments (34%, 33%, and 33% per year) on the first through the third anniversaries of the grant date.

(7)	Award consists of restricted stock units scheduled to vest and settle in three approximately equal annual installments (34%, 33%, and 33% per year) on the second through the fourth anniversaries of the grant date.

(8)	Award consists of stock options with performance-based vesting. The stock options will become vested and exercisable only if the performance condition is achieved as of May 15, 2016, otherwise, the stock options shall be forfeited on such date. The stock options become vested and exercisable in three approximately equal installments (34%, 33%, and 33% per year) on the later of the achievement of a specified free cash flow amount or a vesting date applicable to each installment. The vesting dates are on the second, fourth and six anniversaries of the grant date. At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance condition for the stock options, and determined that performance condition had been attained. Therefore, the stock options will become vested on the second, fourth and six anniversaries of the grant date, subject to continued employment on such dates.

(9)	Award consists of restricted stock units scheduled to vest and settle in three approximately equal installments (34%, 33%, and 33% per year) on the second, fourth and sixth anniversaries of the grant date.

(10)	Award consists of restricted stock units scheduled to vest and settle in five equal annual installments (20% per year) on the second through the sixth anniversaries of the grant date.

(11)	Award consists of reload stock options which are 100% vested on the grant date and become exercisable six months after the grant date.

(12)	Award consists of restricted stock units scheduled to vest and settle in four equal annual installments (25% per year), commencing on the first anniversary of the grant date.

(13)	The stock options became 100% vested and exercisable on October 26, 2009.

(14)	Award consists of restricted stock units scheduled to vest and settle in two equal annual installments (50% per year) on the second and third anniversaries of the grant date.

(15)	The stock options originally were scheduled to vest and become exercisable in three approximately equal annual installments (34%, 33%, and 33% per year), commencing on the first anniversary of the grant date. Future vesting was accelerated on December 31, 2005, at which time all outstanding stock options were 100% vested.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired		Value Realized
	on Exercise	on Exercise	on Vesting		on Vesting
Name	(#)	($)	(#)		($)
(a)	(b)	(c)	(d)		(e)

P.J. Curlander	0	$0	16,500	(1)	$314,490	(1)
J.W. Gamble, Jr.	0	0	11,675	(2)	297,225	(2)
P.A. Rooke	0	0	12,690	(3)	299,818	(3)
M.S. Canning	0	0	16,940	(4)	386,933	(4)
R.M. Foresti	0	0	9,345	(5)	207,089	(5)

(1)	Consists of performance-based restricted stock units that vested in 2009. This was the second tranche of the 50,000 performance-based restricted stock units granted on February 22, 2006. The units are scheduled to vest and settle in three approximately equal installments on the later of the achievement of a specified stock price for ten consecutive trading days or a vesting date applicable to each installment. Since each stock price target has been achieved, the units are scheduled to vest and settle in three approximately equal installments on the second, third and fourth anniversaries of the grant date.

(2)	Consists of restricted stock units that vested in 2009. This was the fourth tranche of the 7,939 restricted stock units granted on October 26, 2005 and the first tranche of the 28,500 restricted stock units granted on December 17, 2007. The units granted on October 26, 2005 are scheduled to vest in four approximately equal installments on the first through the fourth anniversaries of the grant date. The units granted on December 17, 2007 are scheduled to vest in three approximately equal installments on the second through the fourth anniversaries of the grant date.

(3)	Consists of restricted stock units that vested in 2009. This was the second tranche of the 15,000 restricted stock units granted on February 22, 2006 and the first tranche of the 28,500 restricted stock units granted on December 17, 2007. The units granted on February 22, 2006 are scheduled to vest in five equal installments on the second through the sixth anniversaries of the grant date. The units granted on December 17, 2007 are scheduled to vest in three approximately equal installments on the second through the fourth anniversaries of the grant date.

(4)	Consists of restricted stock units that vested in 2009. This was the third tranche of the 4,000 restricted stock units granted on December 1, 2006, the second tranche of the 8,000 restricted stock units granted on February 22, 2006, the first tranche of the 4,500 restricted stock units granted on February 21, 2007, and the first tranche of the 28,500 restricted stock units granted on December 17, 2007. The units granted on December 1, 2006 are scheduled to vest in four approximately equal installments on the first through the fourth anniversaries of the grant dates. Both the units granted on February 22, 2006 and February 21, 2007 are scheduled to vest in two equal installments on the second and third anniversary dates. The units granted on December 17, 2007 are scheduled to vest in three approximately equal installments on the second through the fourth anniversaries of the grant date.

(5)	Consists of restricted stock units that vested in 2009. This was the first tranche of the 4,500 restricted stock units granted on February 21, 2007, the second tranche of the 4,500 restricted stock units granted on February 22, 2006, and the first tranche of the 14,250 restricted stock units granted on December 17, 2007. Both the units granted on February 22, 2006 and February 21, 2007 are scheduled to vest in two equal installments on the second and third anniversary dates. The units granted on December 17, 2007 are scheduled to vest in three approximately equal installments on the second through the fourth anniversaries of the grant date.

PENSION BENEFITS

			Present
			Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit ($)	Last Fiscal Year ($)
Name	Plan Name (1)	(#) (2)	(3)	(4)
(a)	(b)	(c)	(d)	(e)

P.J. Curlander	Tax-qualified plan	31.8	$845,302	$0
	Non-qualified plan	31.8	3,468,365	0
J.W. Gamble, Jr.	Tax-qualified plan	0.7	16,070	0
	Non-qualified plan	0.7	0	0
P.A. Rooke	Tax-qualified plan	25.9	612,968	0
	Non-qualified plan	25.9	129,112	0
M.S. Canning	Tax-qualified plan	7.2	102,957	0
	Non-qualified plan	7.2	73,567	22,069
R.M. Foresti	Tax-qualified plan	2.9	52,018	0
	Non-qualified plan	2.9	0	30,113

(1)	The tax-qualified plan refers to the Lexmark Retirement Growth Account Plan (RGA). The non-qualified plan refers to the Lexmark Nonqualified Supplemental Retirement Plan (SERP).

(2)	Reflects credited service frozen as of April 3, 2006 for benefit accrual purposes for RGA and SERP Plans. Actual years of service through December 31, 2009 are 35.5 for Dr. Curlander, 4.3 for Mr. Gamble, 29.6 for Mr. Rooke, 10.9 for Mr. Canning, and 6.7 for Mr. Foresti.

(3)	The values are based on benefits accrued as of December 31, 2009. Key assumptions used in valuing the benefits are as follows:

•	Discount rates were 5.75% for the RGA and 5.55% for the SERP.

•	Post-retirement mortality rates were based on the mortality tables used for 2010 Pension Protection Act target liability purposes, as prescribed by the IRS. No pre-retirement mortality rates were assumed.

•	The interest crediting rate on a participant’s cash balance account was assumed to be 5.0% in 2010 and later years.

•	Retirement is assumed to occur at the age the participant is first eligible for unreduced benefits.

•	Benefits were assumed to be paid as a lump sum to participants eligible only for cash balance benefits. Other participants are assumed to elect the payment form (lump sum or annuity) which produces the higher value.

(4)	Represents distribution of non-grandfathered SERP benefits.

Lexmark Retirement Growth Account Plan

The Lexmark Retirement Plan was amended and restated as the Lexmark Retirement Growth Account Plan effective January 1, 1998. The plan is a defined benefit pension plan that provides all vested eligible employees with retirement income. An initial Retirement Growth Account balance was established for each Lexmark Retirement Plan participant as of January 1, 1998. The cash balance benefit is based on the opening account balance and annual contribution credits of 6% of eligible earnings for up to 35 years of service. Cash balance benefits also include an interest component that is based on the 1-year Constant Treasury Maturity rates plus 1%, subject to a minimum of 4%. Eligible earnings include salary, commission payments and recurring payments under any form of variable compensation plan, short-term incentive pay and exclude compensation deferred under any other nonqualified deferred compensation plan, special awards, long-term incentive compensation, and gains on stock option exercises. Includable earnings are limited by the amount under IRC Section 401(a)(17).

Effective April 3, 2006, annual contribution credits were discontinued and the Retirement Growth Account Plan was frozen. Interest will continue to accrue on individual Retirement Growth Account balances until the participant begins receiving a benefit under the plan. Upon leaving the Company after the participant has become vested, the participant may elect an annuity funded by the Retirement Growth Account balance or a lump sum of the

Retirement Growth Account balance. Vesting occurs after 3 years of continuous service. The full annuity benefit is payable in the form of a life annuity. Alternative annuity payment forms, such as joint and survivor annuities and Social Security leveling options, are available on an actuarially equivalent basis. Lump sum amounts are equal to the better of the value of the cash balance account under the Retirement Growth Account Plan or the present value of annuity benefits accrued as of December 31, 1999 under the Lexmark Retirement Plan, with such present value determined using a discount rate based on 30-year Treasury rates, an IRS-prescribed mortality table and an assumed retirement age of 65.

The Lexmark Retirement Plan was designed to provide a monthly retirement income based on service and earnings. Benefits under this plan were frozen on December 31, 1999. The retirement benefit under the Lexmark Retirement Plan is calculated as the sum of a Core Retirement Benefit (for employees hired before January 1, 1993), a career average formula based upon an employee’s credited service and earnings (frozen on December 31, 1999), and a Personal Retirement Provision, which provided annual allocations based upon an employee’s earnings and guaranteed interest credits. Upon retirement, benefits for employees hired before January 1, 1993 are calculated under the prior plan provisions and under the provisions effective January 1, 1998. Participants receive benefits equal to the greater of the two calculations. The prior plan formula generally provided an annuity benefit equal to 1.35% of 5-year average earnings through 1996 times service through 1996 plus 1.35% of pay earned in years 1997 through 1999. In addition, the prior plan provided a cash balance benefit based on contribution credits of 5% of pay in 1991 up to $7,500, 1% of pay in 1992, 2% of pay in 1993 and 3% of pay in 1994 through 1999 plus interest credits based on 1-year Treasury Bill rates plus 1.5%, subject to a minimum of 4%. Participants hired between January 1, 1993 and January 1, 1998 only received the cash balance benefit under the prior plan.

Normal retirement age is the later of age 65 or the completion of 3 years of continuous service, as defined in the plan. Under the prior plan provisions applicable to employees hired before January 1, 1993, early retirement eligibility occurs at the earliest of 30 years of continuous service, age 55 with 15 years of continuous service or age 62 with 5 years of continuous service. There is no early retirement reduction after 30 years of continuous service or attainment of age 60. Prior to 30 years of continuous service or attainment of age 60, the early retirement reduction is 2% per year of early commencement. The only Named Executive Officer currently eligible for early retirement benefits under the prior plan provision is Dr. Curlander.

Lexmark Nonqualified Supplemental Retirement Plan

The Company has adopted a Supplemental Retirement Plan to pay retirement benefits which would have been paid under the Lexmark Retirement Growth Account Plan if not for the eligible compensation limits as defined in IRC Section 401(a)(17). These benefits are paid out of the general funds of the Company. Annual contribution credits were discontinued as of April 3, 2006 when the Retirement Growth Account Plan was frozen.

To comply with the requirements of Internal Revenue Code Section 409A and the final regulations issued thereunder, the Company amended and restated the Nonqualified Supplemental Retirement Plan, effective January 1, 2009. In accordance with Internal Revenue Code Section 409A, the Company grandfathered any benefits that were accrued and vested as of December 31, 2004. The distribution of grandfathered benefits shall be made at the same time and in the same form of benefit as the participant’s benefit under the Retirement Growth Account Plan. For administrative purposes, the Company determined that the non-grandfathered benefits (benefits which were accrued but not vested as of January 1, 2005, and benefits that were accrued between January 1, 2005 and the date benefits under the Nonqualified Supplemental Retirement Plan were frozen on April 3, 2006) would be distributed in a single lump sum payment in January 2009 for any Participant who did not have a Core Retirement Benefit under the Lexmark Retirement Plan. Messrs. Canning and Foresti were the only Named Executive Officers to receive distributions in 2009 pursuant to the amendment and restatement of the Plan. Messrs. Canning and Foresti received distributions in the amount of $22,069 and $30,113, respectively. Any other non-grandfathered benefits will be distributed in a lump sum distribution on the first day of the seventh month after a participant’s separation from service.

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions in	Earnings in Last	Withdrawals/	at Last
	in Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

P.J. Curlander	$65,453	$65,453	$22,898	$0	$536,336
J.W. Gamble, Jr.	21,704	21,704	7,519	0	182,511
P.A. Rooke	193,316	38,663	31,720	0	765,653
M.S. Canning	19,731	19,731	5,830	0	145,217
R.M. Foresti	12,288	12,288	3,926	0	98,413

Deferred Stock Units

The Company permits eligible employees, including each of the Named Executive Officers, to elect to defer up to 100% of their annual incentive compensation under the Lexmark International, Inc. Stock Incentive Plan, and receive an award of deferred stock units. The number of elective deferred stock units credited to a participant’s account shall be determined by dividing the amount of incentive compensation deferred by the participant by the fair market value of one share of Common Stock on the grant date, rounded to the nearest whole share. A participant who makes a deferred stock unit election shall also receive a supplemental award of deferred stock units upon deferral with a value equal to 20% of the incentive compensation deferred. The elective deferred stock units are fully vested at all times. The supplemental deferred stock units awarded to a participant shall become vested on the fifth anniversary of the grant date, subject to the participant’s continued employment. The supplemental deferred stock units shall also become vested upon termination of employment due to the participant’s death or disability. Both the elective and vested supplemental deferred stock units shall settle (i.e., one share of Common Stock shall be issued) on the earlier of the fifth anniversary of the grant date or the date of the participant’s termination of employment due to death, disability, or retirement (or six months and one day after termination of employment due to retirement, if the participant is a “specified employee” within the meaning of IRC Section 409A). None of the Named Executive Officers made a deferred stock unit election with respect to their 2009 incentive compensation. Additionally, none of the Named Executive Officers has any deferred stock units outstanding as of December 31, 2009.

Lexmark Supplemental Savings and Deferred Compensation Plan

The Company maintains the Lexmark Supplemental Savings and Deferred Compensation Plan, a non-qualified deferred compensation plan, which permits eligible employees to voluntarily defer up to 100% of their eligible compensation, including base salary, commission payments and annual incentive compensation, in excess of the IRC Section 401(a)(17) limit ($245,000 in 2009). Each of the Named Executive Officers participates in the plan. Participants who elect to defer their eligible compensation receive a Company matching contribution equal to 100% of such deferrals up to 6% of their eligible compensation in excess of the IRS Section 401(a)(17) limit.

Amounts deferred by participants under the plan, and the related Company matching contributions, are fully vested. Any Company matching contributions made for any plan year commencing on or after January 1, 2009, shall be forfeited by a participant for violating the terms of any restrictive covenants set forth in the participant’s employment agreement or change in control agreement or, if the participant is not subject to an employment agreement or change in control agreement, for violating the Company’s Code of Business Conduct.

Each participant’s account maintained under the plan is credited with an annual rate of return that is calculated using the Merrill Lynch 7-10 year A-rated corporate bond index (“Merrill-Lynch Rate”), determined as of the last business day of the month of November of the prior year. However, the annual rate of return shall not exceed 120% of the long-term applicable federal rate (“AFR”) as determined under IRC Section 1274(d) or any other rate above which such earnings would be considered “above-market” or “preferential” pursuant to the rules and regulations of the Securities and Exchange Commission. Because the Merrill-Lynch Rate exceeded the 120% long-term AFR, the rate for crediting interest to participants’ accounts for 2009 was limited to the 120% long-term AFR (4.99%).

On their annual deferral agreement, participants may elect to receive a distribution of amounts deferred under the plan for the year, and related Company matching contributions, in either a lump sum or in annual installments. The distribution for a participant’s elective deferrals shall be made or, with respect to annual installments, commence on any date specified by the participant (subject to a three-year minimum deferral period) or on the first day of the seventh month following the participant’s separation from service, as elected by the participant on his or her annual deferral agreement. The distribution of a participant’s matching contribution shall be made or, with respect to annual installments, commence on the first day of the seventh month following the participant’s separation from service, or such later date as specified by the participant. In the event of an unforeseeable emergency, as defined in the plan, participants may request a hardship distribution up to an amount necessary to satisfy the emergency need and to pay applicable taxes on the distribution. Participants (or their beneficiaries, as applicable) shall receive a lump sum distribution of their account balance as soon as administratively practicable after the occurrence of their death or disability, or after the effective date of a change in control of the Company.

TERMINATION AND CHANGE IN CONTROL PAYMENTS

The Company has entered into certain arrangements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment or a change in control of the Company. The Compensation and Pension Committee considers the termination and change in control arrangements to be in the best interest of stockholders to ensure that the Company is able to attract outstanding talent to serve in key management positions and to ensure the retention and focus of key management in the event of a change in control of the Company. The table below reflects the estimated amount of compensation payable to each Named Executive Officer in the event of termination of employment under various scenarios. The amount of compensation payable assumes that termination was effective as of December 31, 2009 and includes amounts earned through such time.

	Potential Payments Upon Termination and Change in Control(1)
		Termination by		Termination upon a
		Employer Without		Change in Control
		Cause or		by Employer
		Termination by		Without Cause or
		Employee for	Change in	by Employee for
	Retirement	Good Reason	Control	Good Reason

P.J. Curlander
Cash Severance Payment	$563,200	$1,563,200	$—	$7,800,000
Long-Term Incentive Compensation	1,643,333	510,000	3,400,000	3,400,000
Equity-Based Incentive Compensation	—	—	428,670	428,670
Benefits and Perquisites	—	—	—	28,601
Excise Tax Gross-Up	—	—	—	—

TOTAL	$2,206,533	$2,073,200	$3,828,670	$11,657,271

J.W. Gamble, Jr.
Cash Severance Payment	$—	$669,240	$—	$2,970,000
Long-Term Incentive Compensation	—	210,000	1,400,000	1,400,000
Equity-Based Incentive Compensation	—	—	3,018,306	3,018,306
Benefits and Perquisites	—	—	—	37,223
Excise Tax Gross-Up	—	—	1,325,195	2,855,589

TOTAL	$—	$879,240	$5,743,501	$10,281,118

P.A. Rooke
Cash Severance Payment	$—	$837,520	$—	$3,990,000
Long-Term Incentive Compensation	—	285,000	1,900,000	1,900,000
Equity-Based Incentive Compensation	—	—	4,132,182	4,132,182
Benefits and Perquisites	—	—	—	28,214
Excise Tax Gross-Up	—	—	—	3,593,727

TOTAL	$—	$1,122,520	$6,032,182	$13,644,123

M.S. Canning
Cash Severance Payment	$—	$647,840	$—	$1,845,000
Long-Term Incentive Compensation	—	112,500	975,000	975,000
Equity-Based Incentive Compensation	—	—	3,483,721	3,483,721
Benefits and Perquisites	—	—	—	20,836
Excise Tax Gross-Up	—	—	1,299,088	2,248,622

TOTAL	$—	$760,340	$5,757,809	$8,573,179

R.M. Foresti
Cash Severance Payment	$—	$513,299	$—	$1,402,250
Long-Term Incentive Compensation	—	—	350,000	350,000
Equity-Based Incentive Compensation	—	—	1,857,147	1,857,147
Benefits and Perquisites	—	—	—	10,226
Excise Tax Gross-Up	—	—	628,983	1,347,800

TOTAL	$—	$513,299	$2,836,130	$4,967,423

(1)	Amounts reflected in the table assume payments were triggered on December 31, 2009 and are based on the closing stock price of the Common Stock on that day ($25.98).

Accrued Payments and Retirement Benefits

Potential payments in the table above do not include payments and benefits payable to each Named Executive Officer upon termination or a change in control that are provided on a non-discriminatory basis to employees, including the following:

•	Accrued salary and vacation pay,

•	Regular pension benefits (see the section entitled “Pension Benefits” for details on these plans), and

•	Distributions of balances under the Lexmark Savings Plan, a tax-qualified 401(k) plan,

•	Distributions of balances under the Lexmark Supplemental Savings and Deferred Compensation Plan (see the section entitled “Nonqualified Deferred Compensation” for details on this plan).

Retirement

In the event of termination due to retirement, the executive will be entitled to a pro rata portion of annual incentive compensation for the year of termination. The amount of the annual incentive compensation payment shall be based on the actual attainment of the performance objectives for the performance period and the executive’s earnings through the date of retirement. In the event of retirement during the third year of the performance period under the 2007-2009 Long-Term Incentive Plan, or at any time during the performance period under the 2008-2010 Long-Term Incentive Plan, an executive will be entitled to a pro rata portion of the cash-based long-term incentive compensation for each of the Long-Term Incentive Plans in which the executive participates. Payments will be based on the actual attainment of the performance objectives for the performance period, or with respect to the 2008-2010 Long-Term Incentive Plan, the actual attainment of the performance objectives as of the end of the fiscal year in which the retirement occurs. See the section entitled “Cash-Denominated Long-Term Incentive Compensation” in the Compensation Discussion and Analysis for details of the plans outstanding for each Named Executive Officer on December 31, 2009. With respect to any earned performance-based restricted stock units, the units will become vested and settle six months and one day after retirement. No Named Executive Officer had met the age and/or service requirements for retirement vesting of the performance-based restricted stock units as of December 31, 2009. In addition, certain executives, including each Named Executive Officer, received stock option grants containing a preferential vesting provision that provides for stock options to continue to vest for 24 months following retirement if at the time of retirement the executive has 30 years of continuous service, is 58 years of age or older and has ten years of continuous service, or is 65 years of age or older, and the executive agrees to the cancellation of any option grant awarded within 12 months prior to the executive’s retirement date. Dr. Curlander was the only Named Executive Officer to have met the age and/or service requirements for preferential vesting as of December 31, 2009.

The amount payable to each executive at retirement in the table above reflects the actual annual incentive compensation payment for the 2009 performance period, the actual payment for the 2007-2009 performance period under the 2007-2009 Long-Term Incentive Plan and assumes that the Company achieves target attainment for the 2008-2010 Long-Term Incentive Plan. The amount in the table above for equity-based long-term incentive compensation reflects the in-the-money portion of stock options, calculated using the closing price of the Common Stock on December 31, 2009 ($25.98), that would vest during the preferential vesting period without regard to the cancellation of any stock option awarded within 12 months prior to the executive’s retirement date. All unvested restricted stock units granted prior to 2009 will be forfeited upon retirement. Restricted stock units granted in 2009 will become vested and settle six months and one day after retirement. No Named Executive Officer had met the age and/or service requirements for retirement vesting of the restricted stock units as of December 31, 2009.

Termination by Employer Without Cause or Termination by Employee for Good Reason

The Company entered into two-year employment agreements with each of the Named Executive Officers, effective November 1, 2008. The Company’s standard form of employment agreement was revised by the Company in 2008, primarily to comply with IRC Section 409A and the regulations issued thereunder and to eliminate automatic renewal provisions provided in the prior form of employment agreement. The terms and conditions of the new form of employment agreement, including potential payments upon termination, are substantially similar to the prior form of employment agreement. The employment agreement determines the potential payments due to each Named Executive Officer in the event of an involuntary termination by the Company Without Cause and a termination by the Named Executive Officer for Good Reason, as such terms are defined in the employment agreement. If a Named Executive Officer is terminated by the Company Without Cause or terminates for Good Reason, the terms of the employment agreement provide that the executive will continue to receive payments of base salary for a period equal to the greater of one year or the remaining term of the employment agreement. The Named Executive Officer may also be entitled to payment of a pro rata portion of the annual incentive compensation for the year of termination, calculated based on the actual achievement of the performance objectives, as certified by the Compensation and Pension Committee. The obligation of the Company to make any payments to the Named Executive Officer is conditioned upon the receipt of an approved general release and covenant not to sue.

Change in Control

The Company entered into Change in Control Agreements with each of the Named Executive Officers, effective November 1, 2008. The Company’s standard form of Change in Control Agreement was revised by the Company in 2008, primarily to comply with IRC Section 409A and the regulations issued thereunder. The terms and conditions of the new form of Change in Control Agreement, including potential payments under such agreements, are substantially similar to the prior form of Change in Control Agreement. The Change in Control Agreement determines the potential payments due to each Named Executive Officer if, within 12 months prior to a Change in Control, the executive’s employment is terminated by the Company in connection with or in anticipation of the Change in Control, or within 24 months after a Change in Control (the “CIC Protection Period”), the executive’s employment is terminated by the Company or the executive under certain circumstances. The Lexmark International, Inc. Stock Incentive Plan determines the potential payments due to each Named Executive Officer upon a Change in Control with respect to Incentive Awards made under such plan.

Generally, a Change in Control is deemed to occur under both the Change in Control Agreement and the Lexmark International, Inc. Stock Incentive Plan in any of the following events:

(1)	A majority of members of the Board at any time cease for any reason other than due to death or disability to be persons who were members of the Board twenty-four months prior to such time;

(2)	Any “person,” including a “group” is or becomes the “beneficial owner,” directly or indirectly, including without limitation, by means of a tender or exchange offer, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(3)	The stockholders of the Company shall approve a definitive agreement (i) that results in the merger or other business combination of the Company with or into another corporation immediately following which merger or combination (A) the stock of the surviving entity is not readily tradable on an established securities market, (B) a majority of the directors of the surviving entity are persons who (x) were not directors of the Company immediately prior to the merger and (y) are not nominees or representatives of the Company or (C) any “person,” including a “group” is or becomes the “beneficial owner,” directly or indirectly, of 30% or more of the securities of the surviving entity or (ii) for the direct or indirect sale or other disposition of all or substantially all of the assets of the Company; or

(4)	Approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

A Change in Control will not be deemed to occur in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code, or if any executive, or any entity in which the executive is a partner, officer or more than 50% owner, initiates any transaction or series of transactions that would otherwise constitute a Change in Control and directly or indirectly owns more than 10% of the then outstanding shares of Common Stock resulting from such action, or of the combined voting power of then outstanding voting securities of the Company or such resulting corporation.

With respect to the payment upon a Change in Control of any Section 409A Incentive Award under the Lexmark International, Inc. Stock Incentive Plan, such amount shall become payable only if the event constituting a Change in Control would also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of IRC Section 409A and the regulations issued thereunder.

Cash Severance Payments.  Under the terms of the Change in Control Agreement, the executive will be entitled to receive a lump sum payment, six months and one day following the executive’s involuntary termination by the Company for any reason other than Cause or termination by the executive for Good Reason during the CIC Protection Period, in an amount equal to the sum of the following: (a)(1) the executive’s accrued but unpaid annual base salary as of the date of termination, (2) the executive’s unpaid annual incentive compensation with respect to a completed fiscal year, and (3) a pro rata portion of the annual incentive compensation for the year of termination, calculated assuming the greater of (x) 100% of the Company’s financial objectives are achieved in such fiscal year or (y) the actual attainment of the Company’s financial objectives as of the date of termination are achieved in such fiscal year, in each case without regard to personal attainment, and (b) two times (three times in the case of Dr. Curlander and Messrs. Gamble and Rooke) the sum of the executive’s annual base salary and 100% of the executive’s annual incentive compensation target, calculated assuming the Company attained its financial targets and disregarding personal attainment goals. The amount reflected in the table is calculated in the same manner as a payment for involuntary termination.

Cash-Denominated Long-Term Incentive Compensation.  Under the terms of the Lexmark International, Inc. Stock Incentive Plan, the amount of the Performance Awards payable to the executive will be calculated using the greater of the target performance level or actual attainment of the performance objectives from the beginning of the performance period through the effective date of the Change in Control. The table above assumes that the Company achieved target attainment for each performance period. See the section entitled “Cash-Denominated Long-Term Incentive Compensation” in the Compensation Discussion and Analysis for details of the Long-Term Incentive Plans outstanding for each Named Executive Officer on December 31, 2009.

Equity-Based Long-Term Incentive Compensation.  Under the terms of the Lexmark International, Inc. Stock Incentive Plan, any Stock Incentive Awards, vested and unvested, will be cancelled promptly and a payment in cash for the difference in the exercise price and the Change in Control price will be made to the executive. The Compensation and Pension Committee may, with the consent of the executive, substitute an Alternative Award, as defined in the plan, instead of making a cash payment.

Benefits and Perquisites.  Under the terms of the Change in Control Agreement, for a period of two years (three years in the case of Dr. Curlander, and Messrs. Gamble and Rooke) following the executive’s termination, the Company will be obligated to continue to provide at least the same level of benefits (including medical, dental, disability, and insurance plans and programs) that were provided during the executive’s employment, or if more favorable to the executive, as in effect thereafter.

Excise Tax Gross-Up.  To the extent that any benefits to the executive under the Change in Control Agreement trigger an excise tax to the executive, he or she will receive a grossed-up payment to negate the effects of such tax. Excise tax is only payable if there is a Change in Control and the present value of parachute payments exceeds the safe harbor limitation under Internal Revenue Code Section 280G.

Death or Disability

In the event of termination due to death or disability during the performance period, the executive will be entitled to a pro rata portion of the annual incentive compensation for the year of termination. The amount of the annual incentive compensation payment shall be based on the actual attainment of the performance objectives for the performance period. In the event of termination due to death or disability during the third year of the performance period under the 2007-2009 Long-Term Incentive Plan, or at any time during the performance period under the 2008-2010 Long-Term Incentive Plan, the executive will also be entitled to a pro rata portion of the cash-based long-term incentive compensation plans for each of the Long-Term Incentive Plans in which the executive participates. Payments will be based on the actual attainment of the performance objectives for the performance period, or with respect to the 2008-2010 Long-Term Incentive Plan, the actual attainment of the performance objectives as of the end of the fiscal year in which the death or disability occurs. The amount payable to each Named Executive Officer at termination due to death or disability reflected in the table above assumes that the Company achieved target attainment for each performance period. See the section entitled “Cash-Denominated Long-Term Incentive Compensation” in the Compensation Discussion and Analysis for details of the Long-Term Incentive Plans outstanding for each Named Executive Officer on December 31, 2009. The vested portion of any stock options outstanding at the time of an executive’s termination due to death or disability will be exercisable for 12 months following termination and the unvested portion will be forfeited. However, for stock options subject to preferential vesting, the vested portion of any stock options outstanding at the end of the preferential vesting period will be exercisable for 12 months following the preferential vesting period. With respect to any earned but unvested performance-based restricted stock units and any unvested restricted stock units granted in 2009 or later, the units will become vested and settle upon the Named Executive Officer’s termination due to death or disability. All unvested restricted stock units granted prior to 2009 will be forfeited upon the Named Executive Officer’s termination due to death or disability.

Material Terms Affecting Payments

The executive is subject to forfeiture of realized and unrealized gains on Stock Incentive Awards for violating certain provisions of the employment agreement, including:

(1)	Unauthorized disclosure of any confidential or proprietary non-public information obtained by the executive while employed by the Company;

(2)	Becoming employed by, serving as an agent for, or consulting with an entity that competes with the Company within the greater of (a) a period equal to the number of months providing the basis for calculating any severance payments, if such payments are required or (b) a 12 month period following termination; and

(3)	Within 36 months from termination, soliciting any person or entity who or which is employed by the Company or intentionally interfering with the Company’s relationship with any person or entity who or which has been a customer, client or supplier of the Company within the previous 36 months.

If the executive violates any of these restrictions then all stock incentive awards held by the executive terminate upon the date of the violation, all gains realized on the vesting of restricted stock, deferred stock units and stock option gains within 18 months preceding the earlier of the violation or the date of termination through the later of 18 months following the violation and such time of the discovery of the violation, shall be paid to the Company. Similar provisions are included in each executive’s Stock Incentive Award agreements, Long-Term Incentive Plan agreements, and Change in Control Agreement.

DIRECTOR COMPENSATION

The Company’s policy is to pay compensation only to those Directors who are not also employees of the Company or any of its subsidiaries or affiliated with any principal stockholder of the Company (each, an “Eligible Director”). All Directors are, however, reimbursed for expenses incurred in attending Board and committee meetings.

In 2009, each Eligible Director of the Company received an annual retainer of $50,000, a daily attendance fee of $2,500 for attendance at Board and any committee meetings held on the same day, a daily attendance fee of $2,000 ($2,500 for Finance and Audit Committee members) for attendance at any committee meetings which were not held on the same day as a Board meeting and $750 per meeting for participation in telephonic meetings. Any such Eligible Director who served as the chair of a committee also received an annual retainer of $10,000 ($15,000 for the Finance and Audit Committee Chair). The Presiding Director received an annual retainer of $10,000. Cash payments are made to each Eligible Director on a quarterly basis on the last day of each calendar quarter. In 2010, the cash compensation paid to each Eligible Director of the Company will remain the same as in 2007 through 2009.

In addition, each Eligible Director has the opportunity to participate in the Company’s 2005 Nonemployee Director Stock Plan (the “Director Plan”). Upon election to the Board, each Eligible Director of the Company receives a one-time grant of restricted stock units as the initial equity award under the Director Plan. The number of restricted stock units granted as the initial equity award for an Eligible Director elected in any calendar year is reviewed annually by the Board of Directors. The Director Compensation Policy currently provides that the number of restricted stock units to be granted pursuant to the initial equity award is determined by dividing $150,000 by the closing price of the Common Stock on the last day of the prior fiscal year, rounded up to the nearest whole unit. The restricted stock units granted pursuant to the initial equity award vest in whole on the sixth anniversary of the Eligible Director joining the Board and settle upon termination of the Eligible Director’s status as a Board member. The Board of Directors has determined that the amount of the initial equity award shall remain the same in 2010.

Under the Director Plan, each Eligible Director is also eligible to receive an annual equity award on the date of the Annual Meeting of Stockholders. Prior to 2009, the annual equity award was granted in the form of stock options. In 2009, based on similar changes to the Company’s equity compensation awarded to senior management and consistent with the director compensation policies of the Company’s peer group of companies, the Board of Directors amended its Director Compensation Policy to provide that the annual equity award shall be granted in the form of restricted stock units. Under the Director Compensation Policy, the number of restricted stock units to be granted to each Eligible Director pursuant to the annual equity award shall be determined by dividing $100,000 by the closing price of the Common Stock on the date of grant, rounded up to the nearest whole unit, which is comparable to the grant date fair value of the annual stock options awarded to Eligible Directors prior to 2009 ($106,552 in 2008). Restricted stock units granted pursuant to the annual equity award become fully vested on the date immediately prior to the next Annual Meeting of Stockholders, based on continued Board service, and 34% of the restricted stock units will settle on the second anniversary of the date of grant and 33% will settle on each of the third and fourth anniversaries of the date of grant.

In addition, each Eligible Director may elect to defer payment of all or a portion of the annual retainer, attendance and meeting fees (the “Annual Fees”) and to receive in lieu thereof a grant of deferred stock units equal to the amount of Annual Fees so deferred, divided by the fair market value of a share of Common Stock on the date of grant of the deferred stock units. Deferred stock units are granted to each Eligible Director electing annually to defer retainer and/or attendance fees, with such deferred stock units being granted at the end of each calendar quarter when cash payments would otherwise be made and at the price of the Common Stock at such time.

The Board has implemented stock ownership guidelines encouraging Directors to own at least that number of shares of Common Stock having a value of five times the annual retainer payable to a nonemployee Board member. Each Eligible Director is encouraged to reach this guideline ownership level within two to four years of becoming a member of the Board.

The Company has entered into an indemnification agreement with each of its Directors, which requires the Company to indemnify them against certain liabilities that may arise as a result of their status or service as Directors of the Company. The Company also pays the premiums on the directors’ and officers’ liability insurance policies.

Directors are also eligible to participate in the Lexmark Employee Purchase Program, which provides certain discounts for the purchase of Lexmark printers and printer supplies, on the same basis as employees of the Company.

2009 DIRECTOR COMPENSATION

						Change in
						Pension Value
						and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or		Stock		Incentive Plan	Compensation	All Other
	Paid in Cash		Awards(1)	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)		($)	($)	($)	($)	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)

T. Beck	$85,250	(2)	$100,006	$0	$0	$0	$0	$185,256
W. R. Fields	80,750	(3)	100,006	0	0	0	0	180,756
R. E. Gomory	71,750		100,006	0	0	0	0	171,756
S. R. Hardis	86,000	(2)	100,006	0	0	0	0	186,006
J. F. Hardymon	92,500		100,006	0	0	0	0	192,506
R. Holland, Jr.	72,500	(2)	100,006	0	0	0	0	172,506
M. L. Mann	66,500		100,006	0	0	0	0	166,506
M. J. Maples	72,000		100,006	0	0	0	0	172,006
J. L. Montupet	78,500	(2)	100,006	0	0	0	0	178,506
K. P. Seifert	74,000	(2)	100,006	0	0	0	0	174,006

(1)	Reflects the grant date fair value dollar amount computed in accordance with the provisions of the FASB guidance on share-based payments and related interpretations for the 5,559 restricted stock units granted to each of the respective directors on April 23, 2009. Listed below are the outstanding equity awards for each director as of December 31, 2009:

Name	Restricted Stock Units	Stock Options

T. Beck	5,559	38,600
W. R. Fields	5,559	32,620
R. E. Gomory	5,559	36,900
S. R. Hardis	5,559	36,900
J. F. Hardymon	5,559	36,900
R. Holland, Jr.	5,559	36,900
M. L. Mann	5,559	36,900
M. J. Maples	5,559	36,900
J. L. Montupet	8,909	14,900
K. P. Seifert	8,909	14,900

(2)	All of this amount was deferred by the respective director into deferred stock units during 2009 pursuant to the 2005 Nonemployee Director Stock Plan, resulting in the following deferred stock units being held by each director at December 31, 2009 based on each director’s service during 2009: Ms. Beck, 4,451 units; Mr. Hardis, 4,289 units; Mr. Holland, 3,699 units; Mr. Montupet, 4,028 units, and Ms. Seifert 3,806 units.

(3)	Attendance fees only were deferred by Mr. Fields into deferred stock units during 2009 pursuant to the 2005 Nonemployee Director Stock Plan, resulting in 1,075 deferred stock units being held by him on December 31, 2009 based on his service during 2009.

SECURITY OWNERSHIP BY MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

The following table furnishes certain information, to the best knowledge of the Company, as of February 26, 2010, as to the shares of Common Stock beneficially owned by (i) each Director of the Company, (ii) each person serving as the principal executive officer or principal financial officer of the Company during 2009 and the three other most highly compensated executive officers of the Company who were serving as executive officers at the end of 2009, (iii) other former executive officers who were among the three other most highly compensated executive officers during 2009, but who were not serving as executive officers at the end of 2009, (iv) all Directors and executive officers of the Company as a group and (v) each person owning beneficially more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, the address of each person listed below is the address of the Company.

	Amount and
	Nature
	of Beneficial		Percentage
Beneficial Owner	Ownership		of Class

BlackRock, Inc.	8,397,303	(1)	10.75	%(1)
40 East 52nd Street New York, NY 10022
LSV Asset Management	4,519,777	(2)	5.79	(2)
1 N. Wacker Drive,
Suite 4000 Chicago, IL 60606
Teresa Beck	52,628	(3)	*
William R. Fields	43,080	(3)	*
Ralph E. Gomory	49,094	(3)	*
Stephen R. Hardis	106,373	(3)	*
James F. Hardymon	40,935	(3)	*
Robert Holland, Jr.	48,830	(3)	*
Marvin L. Mann	398,621	(3)(4)	*
Michael J. Maples	40,357	(3)	*
Jean-Paul L. Montupet	25,154	(3)	*
Kathi P. Seifert	21,251	(3)(5)	*
Paul J. Curlander	1,555,278	(3)	1.92
John W. Gamble, Jr.	197,189	(3)	*
Paul A. Rooke	446,987	(3)(6)	*
Martin S. Canning	156,191	(3)	*
Ronaldo M. Foresti	64,023	(3)	*
All directors and executive officers as a group (18 persons)	3,583,128	(3)	4.42

*	Less than 1% of class.

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, and subsequently amended on March 9, 2010. BlackRock, Inc., as parent holding company of investment advisory subsidiaries, BlackRock Japan Co. Ltd.; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors LLC; BlackRock Capital Management, Inc.; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; BlackRock Investment Management (Australia) Limited; BlackRock (Luxembourg) S.A.; BlackRock International Ltd; and BlackRock Investment Management UK Ltd, is the beneficial owner of 8,397,303 shares over which it has sole voting power and sole dispositive power.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010. LSV Asset Management, an investment adviser, is the beneficial owner of 4,519,777 shares over which it has sole voting power and sole dispositive power.

(3)	Shares beneficially owned include shares that may be acquired pursuant to the exercise of options that are exercisable within 60 days following February 26, 2010 by the following persons and groups in the following amounts: Teresa Beck, 35,267 shares; William R. Fields, 29,287 shares; Ralph E. Gomory, 33,567 shares; Stephen R. Hardis, 33,567 shares; James F. Hardymon, 33,567 shares; Robert Holland, Jr., 33,567 shares; Marvin L. Mann, 33,567 shares; Michael J. Maples, 33,567 shares; Jean-Paul L. Montupet, 11,567 shares; Kathi P. Seifert,11,567 shares; Paul J. Curlander, 1,267,250 shares; John W. Gamble, Jr., 185,820 shares; Paul A. Rooke, 385,323 shares; Martin S. Canning, 126,997 shares; Ronaldo M. Foresti 56,750 shares; and all Directors and executive officers as a group (18 persons), 2,612,847 shares. Included in these shares are deferred stock units that Directors were granted as a result of their election to defer all or a portion of their annual retainer and attendance fees under the Nonemployee Director Stock Plan and the 2005 Nonemployee Director Plan. These shares also include shares allocated to the employee through participation in the Lexmark Savings Plan. The shares held in the Lexmark Savings Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant in the plan.

(4)	Mr. Mann’s shares include 212,350 shares held in a revocable trust in his name, of which he is the trustee and the beneficiary, and 152,524 shares held in a marital trust, of which Mr. Mann is also the beneficiary and trustee. Mr. Mann’s shares also include 1 share owned by the estate of Mr. Mann’s spouse, of which he is the executor. Mr. Mann disclaims beneficial ownership of all such shares.

(5)	Ms. Seifert’s shares include 4,660 shares owned by an investment agency account established by Ms. Seifert for her own benefit.

(6)	Mr. Rooke’s shares include 48,497 shares owned by a revocable trust established by Mr. Rooke for his own benefit.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plans as of December 31, 2009.

				Number of Securities
	Number of Securities to be			Remaining Available
	Issued upon Exercise of		Weighted Average Exercise	for Future Issuance
	Outstanding Options,		Price of Outstanding	under Equity
Plan Category	Warrants and Rights		Options, Warrants and Rights(1)	Compensation Plans
	(Number of securities in millions)

Equity compensation plans approved by stockholders	10.6	(2)	$64.77	6.4	(3)
Equity compensation plans not approved by stockholders(4)	0.7		45.49	0.3

Total	11.3		$63.46	6.7

(1)	The numbers in this column represent the weighted average exercise price of stock options only.

(2)	As of December 31, 2009, of the approximately 10.6 million awards outstanding under the equity compensation plans approved by stockholders, there were approximately 9.0 million stock options (of which 8,586,000 are employee stock options and 366,000 are nonemployee director stock options), approximately 1.6 million restricted stock units (“RSUs”) and supplemental deferred stock units (“DSUs”) (of which 1,522,000 are employee RSUs and supplemental DSUs and 62,000 are nonemployee director RSUs), and 82,000 elective DSUs (of which 12,000 are employee elective DSUs and 70,000 are nonemployee director elective DSUs) that pertain to voluntary elections by certain members of management to defer all or a portion of their annual incentive compensation and by certain nonemployee directors to defer all or a portion of their annual retainer, chair retainer and/or meeting fees, that would have otherwise been paid in cash.

(3)	Of the 6.4 million shares available, 6.1 million relate to employee plans (of which 5.0 million may be granted as full-value awards) and 0.3 million relate to the nonemployee director plan.

(4)	Lexmark has only one equity compensation plan which has not been approved by its stockholders, the Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan (the “Broad-Based Plan”). The Broad-Based Plan, which was established on December 19, 2000, provides for the issuance of up to 1.6 million shares of the Common Stock pursuant to stock incentive awards (including stock options, stock appreciation rights, performance awards, RSUs and DSUs) granted to the Company’s employees, other than its directors and executive officers. The Broad-Based Plan expressly provides that the Company’s directors and executive officers are not eligible to participate in the Plan. The Broad-Based Plan limits the number of shares subject to full-value awards (e.g., restricted stock units and performance awards) to 50,000 shares. The Company’s Board of Directors may at any time terminate or suspend the Broad-Based Plan, and from time to time, amend or modify the Broad-Based Plan, but any amendment which would lower the minimum exercise price for options and stock appreciation rights or materially modify the requirements for eligibility to participate in the Broad-Based Plan, requires the approval of the Company’s stockholders. In January 2001, all employees other than the Company’s directors, executive officers and senior managers, were awarded stock options under the Broad-Based Plan. In February 2009, certain eligible employees were awarded RSUs under the Broad-Based Plan. There are approximately 0.7 million awards outstanding under the equity compensation plan not approved by stockholders (of which 655,000 are in the form of stock options and 46,000 are in the form of RSUs).

REPORT OF THE FINANCE AND AUDIT COMMITTEE

Through April 22, 2009, the Finance and Audit Committee (the “Committee”) was comprised of three nonemployee directors, Ms. Beck and Messrs. Montupet and Maples. On April 23, 2009, Mr. Hardis was appointed to the Finance and Audit Committee and Ms. Beck was appointed to the Compensation and Pension Committee.

The Committee operates pursuant to a written charter which can be found on the Company’s Investor Relations website at http://investor.lexmark.com. After reviewing the qualifications of the Committee members, and any relationships that they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that (i) all Committee members are “independent” as that term is defined by Section 10A of the Securities Exchange Act of 1934, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange, (ii) all Committee members are “financially literate” as that term is defined by the listing standards of the New York Stock Exchange and (iii) each of Messrs. Hardis, Maples and Montupet is an “audit committee financial expert” as that term is defined by the applicable rules established by the Securities and Exchange Commission.

Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm (the “Independent Auditors”), is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles in the United States of America and performing an audit and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. In this context, during 2009 the Committee met ten times and held separate discussions with management, the Company’s internal auditors and the Independent Auditors. The Committee discussed with the Company’s internal auditors and the Independent Auditors the overall scope and plans for their respective audits. The Committee met regularly with the internal auditors and the Independent Auditors, with and without management present, to discuss the results of their respective examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee discussed with the Independent Auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee received and reviewed a report prepared by the Independent Auditors describing the firm’s internal quality control procedures and any material issues raised by the firm’s most recent internal quality-control review and peer review of the firm. The Committee received and reviewed the written disclosures and the letter from the Independent Auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditors’ communications with the Committee concerning independence, and has discussed with the Independent Auditors the Independent Auditors’ independence. The Committee also considered whether the provision of the non-audit services provided by the Independent Auditors is compatible with the Independent Auditors’ independence.

In discharging its duties, the Committee met with management of the Company and PwC and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2009. The Committee also discussed with PwC the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. Management and PwC have represented to the Committee that the audited financial statements for the year ended December 31, 2009 were prepared in accordance with generally accepted accounting principles.

Based on the review and discussions with management, the internal auditors and the Independent Auditors referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee Charter, the Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Finance and Audit Committee
of the Board of Directors

Stephen R. Hardis, Chair
Michael J. Maples
Jean-Paul L. Montupet

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for the fiscal year ending December 31, 2010 will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote on this proposal at the Annual Meeting.

The Board of Directors recommends a vote “FOR” this proposal. Signed proxies will be voted for this proposal, unless stockholders specify a different choice in their proxies.

Summary

The Finance and Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s Independent Auditors to audit its consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting and express an opinion thereon for the 2010 fiscal year. During the 2009 fiscal year, PricewaterhouseCoopers LLP served as the Company’s Independent Auditors and also provided certain tax services. The aggregate fees billed or to be billed to the Company by PricewaterhouseCoopers LLP for services performed during the fiscal years ended December 31, 2009 and 2008 are as follows:

	2009	2008

Audit Fees(1)	$4,443,000	$4,873,000
Audit-Related Fees(2)	55,000	49,000
Tax Fees(3)	44,000	20,000
All Other Fees(4)	3,000	4,000

(1)	Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include certain attest audits and accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for federal, state and international tax compliance, tax consulting and expatriate tax services.

(4)	All Other Fees for 2009 consist of a licensing fee for software licensed by PricewaterhouseCoopers LLP to the Company.

All fees for services incurred in 2009 were approved by the Finance and Audit Committee. The Finance and Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the Independent Auditors’ independence. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and to respond to appropriate questions. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Finance and Audit Committee will reconsider the appointment.

Policy Regarding Finance and Audit Committee Preapproval of Audit and Permissible Non-Audit Services

In April 2003, the Finance and Audit Committee adopted a policy regarding the preapproval of all audit and permissible non-audit services to be provided to the Company by the Independent Auditors. The Finance and Audit Committee amended such policy in February 2006. On an annual basis, the Finance and Audit Committee is required to review and consider for approval the annual audit engagement terms and fees for the coming year, which includes the audit of the Company’s annual financial statements (including required quarterly reviews) and required subsidiary audits. At the same time, the Committee also reviews and considers for approval annually recurring and planned audit-related and tax services to be provided to the Company in the coming year. All of the services reviewed and approved on an annual basis are approved at an estimated fee and require additional preapproval by the Committee during the year if the estimated fee is expected to be exceeded. The authority to preapprove any services exceeding previously approved budgeted amounts by $50,000 or less is delegated to the Chair of the Finance and Audit Committee, provided that such preapprovals are reported to the full Committee at its next regularly scheduled meeting. All other permissible services to be provided by the Independent Auditors at a fee not to exceed $50,000 may be specifically preapproved by the Chair of the Finance and Audit Committee, and reported to the full Committee at its next regularly scheduled meeting.

In considering the preapproval of services to be provided by the Independent Auditors, the Finance and Audit Committee is mindful of the relationship between fees for audit and non-audit services, and may determine for each fiscal year the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as all other services.

PROPOSAL 3

STOCKHOLDER ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Board of Directors has adopted a Corporate Governance Principle, commonly known as a “Say-on-Pay” proposal, to annually provide stockholders with the opportunity to endorse or not endorse the Company’s executive compensation policies and procedures and the Named Executive Officer compensation through consideration of the following non-binding advisory resolution:

RESOLVED, that the Stockholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation, together with the accompanying narrative disclosure, in this Proxy Statement.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders.

Because your vote is advisory, it will not be binding on the Board. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

•	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION POLICIES AND PROCEDURES AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION IN THIS PROXY STATEMENT.

•	UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

SUBMISSION OF STOCKHOLDER PROPOSALS

If a holder of the Common Stock wishes to present a proposal for consideration at next year’s Annual Meeting, any such proposal must be received at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Corporate Secretary, on or before November 12, 2010. In addition, the Company’s By-Laws provide that in order for any stockholder to nominate a Director or propose to transact any corporate business at an Annual Meeting of Stockholders, the stockholder must have given written notice, by certified mail, to the Secretary of the Company, which must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders. If the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year’s Annual Meeting, the notice must be received by the Secretary not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

PROXY SOLICITATION

The Company is making this proxy solicitation and will bear the cost of the solicitation. In addition to the solicitation of proxies by use of the mail, proxies may be solicited by Directors, officers and regularly engaged employees or agents of the Company. The Company has also retained Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, to assist in the solicitation for estimated fees of approximately $8,500 plus reasonable expenses. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

ATTENDANCE AT ANNUAL MEETING

The 2010 Annual Meeting of Stockholders will be held at 8:00 a.m. on Thursday, April 22, 2010, at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.

Admission to the meeting is limited to stockholders of the Company or their designated representatives. One admission ticket to the meeting is attached to each proxy used. If you intend to attend the meeting, please detach and retain the admission ticket and check the “I plan to attend the meeting” box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

OTHER MATTERS

The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

The Company will furnish to each person whose proxy is being solicited, upon written request, copies of any exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission. Requests in writing for copies of any such materials should be directed to Investor Relations, Lexmark International, Inc., One Lexmark Centre Drive, Lexington, Kentucky 40550.

Robert J. Patton
Secretary

March 12, 2010

LEXMARK INTERNATIONAL, INC. 74 WEST NEW CIRCLE ROAD LEXINGTON, KY 4 55 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-8 -69 -69 3 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposal(s): 1. Election of Directors For Against Abstain 1a. Paul J. Curlander 1b. Kathi P. Seifert 1c. Jean-Paul L. Montupet The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2 1 3 APPROVAL OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION. NOTE: IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. R2. 9. 5. 1 1 Please sign exactly as your name(s) appear(s) hereon. When signing as 44137 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . LEXMARK INTERNATIONAL, INC. This Proxy is Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders April 22, 2 1 The stockholder(s) hereby appoint(s) Paul J. Curlander, John W. Gamble, Jr. and Robert J. Patton, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designed on the reverse side of this ballot, all of the shares of Class A common Stock of Lexmark International, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8: a.m., Local Time on April 22, 2 1 , at the Embassy Suites Hotel, 181 Newtown Pike, Lexington, Kentucky 4 511, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED OPN THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE R2. 9. 5. 1 2 44137 Continued and to be signed on reverse side